UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Annual Meeting Information

Date: April 21, 2021

Time: 9:00 a.m. EDT

Location: Online only at www.virtualshareholdermeeting.com/SHW2021

Agenda

1.	To elect the 10 director nominees named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, the compensation of the named executives;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Annual Meeting.

Record Date

Close of business on February 23, 2021.

Mary L. Garceau

Senior Vice President, General Counsel and Secretary

The Sherwin-Williams Company

101 W. Prospect Avenue

Cleveland, Ohio 44115

March 10, 2021

Your vote is important

Shareholders of record at the close of business on February 23, 2021 are entitled to notice of, and to vote during, the Annual Meeting.

Even if you plan to attend and participate in the Annual Meeting, we ask that you please vote as promptly as possible. Voting early will help avoid additional solicitation costs and will not prevent you from voting during the Annual Meeting, if you wish to do so.

How to vote:

Online: Visit www.proxyvote.com.

QR Code: Scan this QR code with your mobile phone.

Phone: Call the number listed on your proxy card or voting instruction form.

Mail: If you received printed copies of the proxy materials, complete, sign, date, and return your proxy card or voting instruction form.

During the Annual Meeting: Follow the instructions at www.virtualshareholdermeeting.com/SHW2021.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders

to Be Held on April 21, 2021.

Our Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended

December 31, 2020 are available online at www.proxyvote.com.

Proxy Statement

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the Board) of proxies to be voted during the Annual Meeting of Shareholders to be held on April 21, 2021 (the Annual Meeting).

As used in this Proxy Statement, the terms “Sherwin-Williams,” “the company,” “we,” and “our” refer to The Sherwin-Williams Company.

None of the share, restricted stock unit, per share, or per restricted stock unit information included in this Proxy Statement has been adjusted to reflect Sherwin-Williams’ three-for-one stock split announced on February 3, 2021.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (SEC), Sherwin-Williams may furnish proxy materials by making them available via the Internet, instead of mailing printed copies to each shareholder of record. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of our proxy materials unless you specifically request printed materials. You may request printed materials by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on or about March 10, 2021.

Attending the Annual Meeting

We look forward to welcoming shareholders to the Annual Meeting. As a result of the COVID-19 pandemic, the Annual Meeting will be held in a virtual format to protect the health and well-being of our shareholders and employees. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the meeting were held in person.

If you were a Sherwin-Williams shareholder at the close of business on the record date, February 23, 2021, you may attend and participate in the Annual Meeting on April 21, 2021 by visiting www.virtualshareholdermeeting.com/SHW2021 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the virtual meeting website. Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure your vote will be represented at the Annual Meeting.

For additional information regarding the Annual Meeting and voting procedures, please refer to the section titled “Questions and Answers About the Annual Meeting” on page 70 of this Proxy Statement.

1	Proxy Summary

8	Corporate Governance

8	Corporate Governance Guidelines

8	Leadership Structure and Lead Director

9	Management Succession Planning

9	Code of Conduct

9	Risk Management and Oversight

10	How You May Communicate with Directors

10	Complaint Procedures for Accounting, Auditing, and Financial-Related Matters

10	Director Independence

10	Majority Voting for Directors

11	Executive Sessions of Non-Management Directors

11	Annual Board Self-Assessments

11	Board Committee Charters

11	Stock Ownership Guidelines

11	Director Overboarding Policy

12	Anti-Hedging and Anti-Pledging Policy

12	Clawback and Recapture Policy

12	Availability of Corporate Governance Materials

13	Corporate Responsibility

16	Proposal 1 — Election of Directors

22	Independence of Directors

23	Experiences, Qualifications, Attributes, and Skills of Director Nominees

24	Director Compensation

24	2020 Director Compensation Table

24	Director Compensation Program

26	Board Meetings and Committees

26	Committee Membership

26	Audit Committee

26	Compensation and Management Development Committee

28	Nominating and Corporate Governance Committee

30	Audit Committee Report

31	Compensation Risk Assessment

31	Compensation Committee Report

32	Compensation Discussion and Analysis

49	Executive Compensation

49	Summary Compensation Table

52	2020 Grants of Plan-Based Awards Table

54	Outstanding Equity Awards at December 31, 2020 Table

55	2020 Option Exercises and Stock Vested Table

55	2020 Nonqualified Deferred Compensation Table

57	Potential Payments Upon Termination or Change in Control

60	Estimated Payments Upon Termination or Change in Control Table

61	2020 CEO Pay Ratio

62	Equity Compensation Plan Information

63	Proposal 2 — Advisory Approval of the Compensation of the Named Executives

64	Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

65	Matters Relating to the Independent Registered Public Accounting Firm

66	Security Ownership

66	Security Ownership of Management

67	Security Ownership of Certain Beneficial Owners

68	Other Matters

68	Certain Relationships and Transactions with Related Persons

68	Shareholder Proposals for the 2022 Annual Meeting

69	Eliminating Duplicate Mailings

70	Annual Report on Form 10-K

70	Questions and Answers About the Annual Meeting

A-1	Appendix A — Director Independence Standards

B-1	Appendix B — Calculation of Financial Measures

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 before voting.

2021 Annual Meeting of Shareholders

Date and Time	Record Date	Location	Who Can Attend and Vote

Wednesday April 21, 2021 9:00 a.m. EDT	February 23, 2021	Online only at www.virtualshareholdermeeting.com/SHW2021	Shareholders of record at the close of business on February 23, 2021

Proposals and Board Recommendations

Item	Proposal	Board Recommendations	Page

1	Election of 10 directors	FOR each nominee	16

2	Advisory approval of the compensation of the named executives	FOR	63

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	64

2020 Business Highlights

Throughout 2020, Sherwin-Williams devoted significant attention to responding to the COVID-19 pandemic to protect the health and well-being of our employees, customers, and communities and to mitigate the business impact, while maintaining focus on our near- and long-term strategies to drive future growth and continue delivering value to our shareholders.

Our Comprehensive COVID-19 Response

Beginning in March 2020, we began implementing changes in our business to protect and support our employees, customers, and communities during these challenging times, as well as to assist with efforts to contain and combat the spread of COVID-19. These changes have included the following.

●  Ensuring the company could continue supplying critical products to support healthcare facilities, manufacturing plants, food and beverage packaging, and other infrastructure and medical needs.

●  Transitioning some of our facilities to temporarily manufacture hand sanitizer for use in our facilities and communities.

●  Temporarily reducing store hours, closing sales floors, and transitioning customers to order product online or via phone and to access products via curbside pickup or delivery.

●  Beginning in May, reinstituting regular store hours and re-opening sales floors with appropriate health and safety protocols.

●  Providing premium pay for select front-line employees, and enhancing certain employee benefits, such as tele-health, paid sick leave, family leave, and voluntary leave of absence policies and programs.

●  Enhancing cleaning and sanitation procedures, and implementing remote, alternative, and flexible work arrangements where possible.

●  Donating 250,000+ items of personal protective equipment, including masks, gloves, and other equipment, to our communities.

●  Directing some of our customers to small business relief programs and resources.

●  Identifying and making adaptations and investments within our global supply chain organization to support an unprecedented surge in do-it-yourself (DIY) demand.

●  Continuing to make strategic investments to drive continued growth, such as opening new stores, developing our e-commerce platform, and adding innovative new products and productivity-enhancing services.

1

Financial and Operating Performance

Achieving Record Results. Despite the unprecedented challenges of the COVID-19 pandemic and its impact to our business, 2020 was another outstanding year for Sherwin-Williams’ financial performance. While none of us anticipated the severity of these challenges, our employees responded as they always do when facing adversity – with extraordinary effort, determination, and resiliency. Consolidated net sales increased to a record $18.36 billion in 2020. Net income increased to $2.03 billion, and diluted net income per share increased 33.9% to $22.08. We also generated record net operating cash of $3.41 billion in 2020 — an increase of $1.09 billion.

[1]

2020 includes after-tax acquisition-related amortization expense of $230.0 million. 2019 includes after-tax acquisition-related costs of $299.6 million, after-tax non-cash trademark impairment of $93.1 million, a tax credit investment loss of $74.3 million, and after-tax pension settlement expense of $25.0 million, partially offset by an after-tax Brazil indirect tax credit of $33.3 million and an after-tax benefit from the resolution of the California litigation of $26.1 million. 2018 includes after-tax acquisition-related costs of $394.4 million, after-tax environmental expense provisions of $126.1 million, after-tax California litigation expense of $103.4 million, and after-tax pension settlement expense of $28.3 million.

[2]

2020 includes a charge of $2.50 per share for acquisition-related amortization expense. 2019 includes charges of $3.21 per share for acquisition-related costs, $1.00 per share for non-cash trademark impairment charges, a tax credit investment loss of $0.79 per share, and pension settlement expense of $0.27 per share, partially offset by a Brazil indirect tax credit of $0.36 per share and a benefit from the resolution of the California litigation of $0.28 per share. 2018 includes charges of $4.15 per share for acquisition-related costs, $1.32 per share for environmental expense provisions, $1.09 per share for California litigation expense, and $0.30 per share for pension settlement expense.

Returning Significant Value to Shareholders. In 2020, we continued our history of returning significant value to our shareholders and continued to execute on our disciplined capital allocation strategy. We returned approximately $2.93 billion to our shareholders in the form of dividends and share repurchases, an increase of 145% over the prior year. We also increased our annual dividend to $5.36 per share, extending our string of dividend increases to 42 consecutive years. In February 2021, the Board increased the quarterly cash dividend to $1.65 per share, an increase of approximately 23% over the dividend paid in the same quarter in 2020.

Sherwin-Williams has returned approximately $5.1 billion to shareholders over the three-year period	Total Shareholder Return, including reinvestment of dividends

2	2021 PROXY STATEMENT

Our Director Nominees

The following table provides summary information about each of our director nominees. Directors are elected annually by a majority of votes cast.

This year, we have included a new director nominee—Aaron M. Powell, President, Asia-Pacific Consumer Business, Kimberly-Clark Corporation. Susan J. Kropf, who has served as a director since 2003, is not standing for re-election, as she will retire as a director at the end of her current term at the Annual Meeting in accordance with the Board’s retirement policy.

					COMMITTEES

Name and Principal Occupation	Age	Director Since	Independent	AC	CMDC	NCGC	Other Public Company Boards

Kerrii B. Anderson Retired, Former CEO & President, Wendy’s International, Inc.	63	2019	🌑		🌑		3

Arthur F. Anton Retired, Former Chairman & CEO, Swagelok Company	63	2006	🌑	C,F			3

Jeff M. Fettig Retired, Former Chairman & CEO, Whirlpool Corporation	64	2019	🌑	F			1

Richard J. Kramer Chairman, CEO & President, The Goodyear Tire & Rubber Company	57	2012	🌑	F		C	1

John G. Morikis Chairman & CEO, The Sherwin-Williams Company	57	2015					1

Christine A. Poon Executive in Residence, The Ohio State University	68	2014	🌑		🌑	🌑	4*

Aaron M. Powell President, Asia-Pacific Consumer Business, Kimberly-Clark Corporation	49	N/A	🌑				0

Michael H. Thaman Retired, Former Chair & CEO, Owens Corning	57	2017	🌑		🌑		0

Matthew Thornton III Retired, Former Executive VP & COO, FedEx Freight, FedEx Corporation	62	2014	🌑	🌑		🌑	1

Steven H. Wunning Retired, Former Group President, Caterpillar Inc.	69	2015	🌑 L		🌑		2

AC = Audit Committee		C = Committee Chair
CMDC = Compensation and Management Development Committee		F = Financial Expert
NCGC = Nominating and Corporate Governance Committee		L = Lead Independent Director

*

Ms. Poon is a director of Decibel Therapeutics, Inc., which went public on February 12, 2021. On February 23, 2021, Koninklijke Phillps N.V. publicly announced that Ms. Poon will retire from its Supervisory Board in May 2021 following the completion of her current term.

3

Board Composition

Our Board utilizes a thoughtful approach to board composition to ensure a proper balance between the addition of new directors who bring fresh and diverse perspectives, and the stability of the Board as a whole. Our director nominees reflect the Board’s efforts and commitment to achieving diversity, including with respect to age, gender, race, and ethnicity and the need for periodic refreshment to maintain this commitment. Recently, the Board adopted a policy to include, and to request that any search firm it engages include, a diverse pool of qualified candidates, including women and racially/ethnically diverse persons, from which director nominees are chosen.

*	Based on director nominees’ self-identified diversity characteristics.

Balanced Mix of Skills and Experience

Our director nominees also reflect the Board’s efforts to ensure our directors have the variety of experiences, qualifications, attributes, and skills necessary to make significant contributions to the Board, Sherwin-Williams, and our shareholders. Our Board believes this mix contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee.

4	2021 PROXY STATEMENT

Corporate Governance

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities.

Our Board and Committees

Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of the Board and each committee on which he or she serves. Each director is also expected to attend, absent unusual circumstances, all annual and special meetings of shareholders.

	Members[1]	Independence	Meetings Held During 2020

Board of Directors	10	9 of 10	7

Audit Committee	4	100%	8

Compensation and Management Development Committee	5	100%	4

Nominating and Corporate Governance Committee	4	100%	2

[1]

Susan J. Kropf will retire as a director at the end of her current term at the Annual Meeting in accordance with the Board’s retirement policy. Mrs. Kropf currently serves as Chair of the Compensation and Management Development Committee and a member of the Nominating and Corporate Governance Committee. Mr. Powell is a new director nominee this year. If our shareholders elect all of the director nominees at the Annual Meeting, the Board will consist of 10 directors, all of whom are independent, except our CEO.

Each of our current directors attended at least 75% of all of the 2020 meetings of the Board and the committees on which he or she served. All of our current directors also attended the 2020 Annual Meeting.

Sound Corporate Governance Practices

Our corporate governance practices are designed to enable the Board to set objectives and monitor performance and to strengthen the accountability of the Board and management. We actively monitor our corporate governance practices to ensure we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. The following table highlights some of our corporate governance practices and policies.

●	Annual election of all directors

●	Majority voting standard and resignation policy for directors in uncontested elections

●	Director overboarding policy

●	Proxy access rights available to 3 year, 3% shareholders, for up to 20% of Board

●	9 of 10 director nominees are independent

●	Independent lead director has significant governance responsibilities

●	Board committees are composed entirely of independent directors

●	Board oversight of risk management

●	Board and Nominating Committee oversight of environmental, safety, sustainability, and corporate social responsibility policies, objectives, and practices
●	Mandatory retirement age of 72 for directors

●	Orientation program for new directors

●	Annual board and committee self-assessments

●	Executive sessions of independent directors are held with each regularly scheduled board meeting

●	Directors have complete access to management

●	Prohibition on hedging and pledging of our securities

●	Significant director and executive stock ownership guidelines

●	NEW - Director matrix that includes consideration of self-identified diversity characteristics, such as gender, race, and ethnicity

●	NEW - Policy to include women and racially/ethnically diverse persons in the pool of candidates from which director nominees are chosen

5

Risk Management & Oversight

While management is responsible for assessing and managing our exposure to various risks, the Board has responsibility for the oversight of risk management. Certain Board committees review specific risk areas to assist the Board with its overall risk management oversight responsibility. The following highlights select areas of Board and committee oversight during 2020.

	Audit Committee	Compensation Committee	Nominating Committee	Full Board of Directors

Enterprise Risk Management	🌑			🌑

Cybersecurity	🌑			🌑

Financial	🌑			🌑

COVID-19 Response	🌑	🌑		🌑

Compensation Policies & Practices		🌑		🌑

Management Development and Succession		🌑		🌑

Board Succession			🌑	🌑

Corporate Governance			🌑	🌑

Environmental (including the impacts of climate change)			🌑	🌑

Safety			🌑	🌑

Sustainability			🌑	🌑

Corporate Social Responsibility			🌑	🌑

6	2021 PROXY STATEMENT

Executive Compensation

Our Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Our Compensation Mix

A significant percentage of our executives’ compensation opportunity is variable, at-risk, and tied to company or business unit performance, including stock price appreciation. For 2020, 90% of total direct compensation (base salary, annual incentive, and long-term incentive) for our CEO and an average of 79% for our other named executives was at-risk and tied to performance.

Our Responsible Compensation Practices

Our compensation programs, practices, and policies demonstrate our commitment to responsible pay and governance principles. We review and evaluate our compensation programs, practices, and policies on an ongoing basis, and we modify them to address evolving best practices and changing regulatory requirements, as well as significant events, such as the COVID-19 pandemic. The following table highlights some of the more significant best practices we have adopted, and the practices we have avoided, to maintain our commitment.

●	Annual say-on-pay vote

●	Independent Compensation Committee

●	Independent compensation consultant

●	Peer group benchmarking to median pay

●	Emphasis on performance-based pay

●	Responsibly administered incentive compensation programs

●	Balanced compensation structure

●	Diversified performance metrics tied to financial and operating performance

●	Significant stock ownership guidelines for our directors and executive officers
●	Clawback and recapture policy

●	No unnecessary or excessive risk-taking in compensation policies

●	No excessive perquisites

●	No payment of dividend equivalents on unvested performance-based restricted stock units

●	Double-trigger vesting of long-term equity incentive awards upon change in control

●	No repricing or replacing of underwater stock options without shareholder approval

●	No above-market earnings on deferred compensation

●	No employment agreements with named executives

7

Corporate Governance

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities. We describe below our key corporate governance policies and practices.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

In February 2021, the Board conducted its annual review of our Corporate Governance Guidelines. Based upon its evaluation and consideration of evolving corporate governance practices with respect to board diversity, the Board revised our Corporate Governance Guidelines to include a policy that, when identifying candidates for Board membership, the Nominating and Corporate Governance Committee (the Nominating Committee) will include, and will request that any search firm it engages include, a diverse pool of qualified candidates, including women and racially/ethnically diverse persons, from which director nominees are chosen.

Leadership Structure and Lead Director

Combined Chairman and Chief Executive Officer Role

Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and CEO, except in unusual circumstances, such as during a period of transition in the office of the CEO. The Board believes this structure provides the most efficient and effective leadership model. A combined Chairman and CEO role provides clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board also believes we can most effectively execute our business strategies and plans if our Chairman is a member of our management team, providing unified leadership and focus.

Lead Director

Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board will annually elect an independent director to serve as Lead Director. Steven H. Wunning is currently the Lead Director. The Board believes a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the CEO and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly described in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the independent directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

8	2021 PROXY STATEMENT

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components

Our strong leadership structure ensures the Board effectively carries out its responsibility to oversee management. All Board committees are entirely composed of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions, as appropriate. The Board has full access to our management team at all times. In addition, the Board, the Lead Director, and any committee may retain independent legal, financial, compensation, or other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Management Succession Planning

In light of the importance of management development and succession planning to Sherwin-Williams’ success, the Board’s oversight function includes responsibility for selecting and evaluating our CEO, electing or appointing other senior management, and reviewing management succession planning, including with respect to our CEO. The Compensation and Management Development Committee (the Compensation Committee) supports the Board in overseeing this process. Succession planning is reviewed by the Board at least once per year and may be reviewed more frequently as the Board deems appropriate.

On an annual basis, the CEO conducts an evaluation of the performance of the senior management team. The CEO reports the results of such evaluation to the Board, along with the CEO’s thoughts and recommendations on management succession planning and development plans to help prepare management for future succession. The Board and our CEO also engage in discussions to plan for CEO succession, including in the event of an unexpected occurrence resulting in a temporary incapacity or a sudden departure of the CEO.

Code of Conduct

Our Code of Conduct applies to all directors and employees, including executive officers, of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation, and Growth. We encourage our employees to report all violations of company policies and applicable law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of such a possible violation.

Under our Code of Ethics for Senior Financial Management, our CEO, CFO, and senior financial management are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes our controller, treasurer, principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Risk Management and Oversight

While management is responsible for assessing and managing our exposure to various risks, the Board has responsibility for the oversight of risk management. We have an enterprise risk management process to identify, assess, and manage the most significant risks facing us, including financial, operational, litigation, compliance, reputational, environmental, and cybersecurity risks. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal annual review of its assessment and management of the most significant risks with the Board.

Certain Board committees review specific risk areas to assist the Board with its overall risk management oversight responsibility.

•

The Audit Committee has oversight responsibility for management’s enterprise risk management process, including the policies and guidelines used by management to identify, assess, and manage our exposure to various risks. In addition

9

to this responsibility for the process generally, the Audit Committee is responsible for reviewing and discussing with management our risk exposure relating to cybersecurity, which includes reviewing the state of our cybersecurity and emerging cybersecurity developments and threats, as well as the steps management has taken to monitor and mitigate such exposure. The Audit Committee also has oversight responsibility for financial risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis.

•

The Compensation Committee has oversight responsibility for the risks related to our compensation policies and practices. We include additional information about the Compensation Committee’s annual risk assessment of such policies and practices under the heading “Compensation Risk Assessment” in the “Board Meetings and Committees” section.

•

The Nominating Committee has oversight responsibility for the risks related to our environmental (including the impacts of climate change), safety, sustainability, and corporate social responsibility policies, objectives, and practices. Management periodically reviews such policies, objectives, and practices with the Nominating Committee.

Management’s role in identifying, assessing, and managing risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has not significantly impacted the Board’s leadership structure. We believe our current leadership structure, with Mr. Morikis serving as Chairman and CEO, enhances the Board’s effectiveness in risk oversight due to his extensive knowledge of our operations and the paint and coatings industry.

How You May Communicate with Directors

The Board has adopted a process by which shareholders and all other interested parties may communicate with the Lead Director, the chairperson of any of the committees of the Board, or the non-management directors as a group. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or non-management directors as a group, Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will relay all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing, and Financial-Related Matters

The Audit Committee has established procedures for receiving, retaining, and treating complaints from any source regarding accounting, internal accounting controls, and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described in the section above under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Director Independence

Under our Director Independence Standards (included in this Proxy Statement as Appendix A), 9 of our 10 current directors and 9 of our 10 director nominees are independent. All members of the Audit Committee, Compensation Committee, and Nominating Committee are independent. More information is set forth under the heading “Independence of Directors” in the “Proposal 1 — Election of Directors” section.

Majority Voting for Directors

As provided in our Amended and Restated Articles of Incorporation, for an individual to be elected to the Board in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

10	2021 PROXY STATEMENT

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the vote result.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Executive Sessions of Non-Management Directors

The non-management members of the Board meet in executive session in connection with regularly scheduled Board meetings. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director chairs these sessions.

Annual Board Self-Assessments

The Board, Audit Committee, Compensation Committee, and Nominating Committee each complete an annual self-assessment to assist in determining whether the Board and its committees are functioning effectively. The Nominating Committee oversees this process.

The Board may periodically engage an independent third-party advisor experienced in corporate governance matters to facilitate, and bring an outside perspective to, the annual self-assessment process. The Board last engaged such an advisor in 2018. During 2018, the advisor conducted one-on-one, open-ended interviews with all Board members to provide each director with the opportunity to openly discuss the performance and effectiveness of the Board as a whole and its committees. The interviews also provided each director with an opportunity to identify areas for improvement. In addition to the director interviews, the advisor conducted interviews with members of senior management who regularly attend Board meetings to solicit their perspectives on the relationship between the Board and management. The advisor’s process was developed in consultation with the Lead Director and the chair of the Nominating Committee, as well as our Chairman and CEO and our Senior Vice President, General Counsel and Secretary. The advisor gathered and analyzed the data and presented its findings and recommendations to the full Board.

Board Committee Charters

The Audit Committee, Compensation Committee, and Nominating Committee each have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines

The Board believes our directors and executives should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. Additional information is set forth under the heading “Stock Ownership Guidelines” in the “Other Arrangements, Policies, and Practices” section of the Compensation Discussion and Analysis (CD&A).

Director Overboarding Policy

As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help ensure a director’s service on other public company boards does not impair the director’s ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of public companies should not serve on more than two public company boards (inclusive of our Board) and that all other members should not serve on more than four public company boards (inclusive of our Board).

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Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director or employee, including our executive officers, to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors and employees, including our executive officers, from engaging in short sales of our securities, and purchasing and selling put options, call options, or other such derivative securities relating to our securities.

Clawback and Recapture Policy

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback and recapture policy, employees who participate in our 2007 Executive Annual Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws;

•	the Board determines the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, (a) all outstanding stock awards will be canceled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

Availability of Corporate Governance Materials

You may access all committee charters and our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct, and other governance materials on our Investor Relations website, investors.sherwin-williams.com.

12	2021 PROXY STATEMENT

Corporate Responsibility

Our approach to corporate responsibility is grounded in our commitment to protecting and developing our greatest assets— our company, our employees, the communities where we live and operate, and the world around us. Presented below are highlights of our corporate responsibility programs and efforts, including with respect to human capital management and other environmental and social matters. You can find additional information about our programs and efforts on our Investor Relations website, investors.sherwin-williams.com.

	Our Company	We believe the pursuit of excellence is an ongoing commitment and a vital part of our culture.

Culture

✓ Seven guiding values are the foundation of our Culture of Excellence.

• Integrity — We keep our promises to our employees, customers, and shareholders.

• People — We are committed to providing safe, healthy, and inclusive work environments.

• Service — Our service approach is exemplary, personal, and professional, accompanied by the strongest product knowledge and supply chain in our industry.

• Quality — With a strong commitment to continuous improvement, we challenge ourselves to set the industry standard for excellence in color, products, and coatings.

• Performance — We set high expectations for—and take care to measure and reward—the achievement of challenging goals.

• Innovation — We encourage expansive thinking and innovation through challenging assumptions and leveraging our collective ingenuity and imagination.

• Growth — We are committed to growth that is sustainable and benefits our employees, customers, shareholders, and communities.

Ethics & Compliance

✓ Annual Global Compliance Training — We believe it is important for our employees to complete annual compliance training to ensure integrity guides our business every day, and in every decision we make. This includes our Code of Conduct and topics such as human trafficking, anti-corruption, anti-bribery, equal employment and nondiscrimination, workplace harassment, conflicts of interest, and data privacy and security.

✓ Global Environmental, Health and Safety (EHS) Policy — We are committed to global leadership and excellence in EHS throughout our operations. To fulfill this commitment, we develop, implement, and work to continually improve our global management systems, EHS standards, and performance measures.

✓ Supplier Diversity and Code of Conduct — By engaging with strategic external partners, we aspire to create a supplier base that exemplifies inclusion and reflects our diversity commitment. In addition, we expect all of our suppliers and their subcontractors to operate in a manner that is consistent with our values.

	Our Employees	We are committed to engaging our employees, providing a safe and inclusive work environment, and advancing diversity within our company.

Culture & Engagement

✓ Our People — We are committed to advancing a culture of inclusion where differences are welcomed, appreciated, and celebrated to positively impact the engagement of our people, as well as our business and the communities in which they live and work.

Talent Management

✓ Our Strategy — Through our integrated talent management strategy, we strive to attract, retain, develop, and progress a workforce that embraces our culture of inclusion and reflects our diversity commitment.

✓ Talent Programs — Our early talent programs play a critical role in attracting and progressing a diverse pipeline of talent. We also provide learning and employee networking opportunities to drive retention, progression, and engagement and help employees excel in their current and future roles.

Inclusion & Diversity

✓ Equal Employment Opportunity Policy — We are proud to be an Equal Employment Opportunity/Affirmative Action employer committed to an inclusive and diverse workplace.

✓ Conscious Inclusion — We believe in equipping our employees with education and resources to advance our culture of inclusion. Our training is designed to support and influence employee engagement, company performance, our customers’ experience, and our company values.

✓ CEO Action for Diversity & Inclusion™ — Our CEO is a signatory to the largest CEO-driven business commitment to advancing inclusion and diversity in the workplace.

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Inclusion & Diversity (cont.)

✓ CEO Forums on Inclusion — 2020 served as the third year during which our CEO and other members of management held forums to encourage and obtain feedback from employees on our inclusion and diversity approach, with specific sessions dedicated to the significant social unrest experienced in the U.S.

✓ Employee Resource Groups — In 2020, we expanded our employee-led networks and programs that support our inclusive culture and advance our commitment to attracting, developing, engaging, and retaining diverse talent.

✓ Recognitions — Over the past year, we have been recognized by Forbes as one of the Best Employers for Diversity 2020, Best Employers for Women 2020, Best Employers for Veterans 2020, and Best Employers for New Grads 2020.

Safety & Health

✓ Recordable Safety Incidents — For 2020, 67 global supply chain sites had zero recordable safety incidents. We track the total number of employees with recordable incidents per 200,000 hours worked each year. For 2020, our rate improved to 1.06.

✓ EHS Management Systems — At December 31, 2020, 5 manufacturing sites were certified for safety and health management systems under ISO 45001, 7 sites were certified under OHSAS 18001, and 31 sites were certified under the OSHA voluntary protection program. Also at December 31, 2020, 24 manufacturing sites were certified for environmental management systems under ISO 14001.

✓ Emergency Management Programs — All manufacturing facilities have trained emergency action teams that practice responding to various emergencies throughout the year.

✓ Fleet Accidents — We are consistently well below industry benchmarks for fleet accidents per million miles.

✓ Fires & Spills — We are committed to Process Safety Management improvement to minimize the risk of fires and spills.

✓ COVID-19 — We adapted our business over the past year to protect the health and well-being of our employees, including enhancing cleaning and sanitation procedures and implementing remote, alternative, and flexible work arrangements where possible, including split shifts at facilities and remote work options for non-essential on-site functions.

Employment Practices

✓ Our Practices — We are committed to the fair, consistent, and equitable treatment of our employees in relation to working conditions, wages, benefits, policies, and procedures.

✓ Total Rewards — Our total rewards programs are designed to offer competitive compensation, comprehensive benefits, and other programs to support growth, both personally and professionally, and the diverse needs and well-being of our employees worldwide.

✓ COVID-19 — During 2020, we provided premium pay for select front-line employees and enhanced benefits to support the health and well-being of our employees during the pandemic, such as tele-health, paid sick leave, family leave, and voluntary leave of absence programs and policies.

	Our Communities	Through the compassion of our employees and the performance of our products, we help protect, preserve, and enhance communities around the world.

Charitable Giving

✓ The Sherwin-Williams Foundation — The Foundation is committed to supporting access to safe and healthy housing, advancing a skilled workforce that sustains inclusive, vibrant communities, and beautifying and preserving assets around the world. Sherwin-Williams and the Foundation contribute to our communities each year through product donations, employee pledge campaign donations, Foundation grants, and the Foundation Matching Gifts Program.

✓ 2020 Contributions — During 2020, the Foundation contributed to efforts supporting non-profit organizations and underserved communities dealing directly with the ongoing, significant impacts of the pandemic.

Community Engagement

✓ National Painting Week — For many years, our employees from more than 4,300 of our neighborhood stores across the U.S. and Canada have partnered with local organizations to find projects that could use a fresh coat of paint.

✓ HomeWork Program — Staffed with Sherwin-Williams’ retirees, this program started in 2004 and has since provided professional painter training to thousands of low-income residents, job placement assistance with local contractors and unions, and EPA Renovate, Repair & Painting Certification instruction.

✓ Volunteerism — We encourage our employees to volunteer their time and leadership to communities across our global footprint.

✓ COVID-19 — During 2020, we transitioned some of our facilities to temporarily manufacture hand sanitizer for use in our facilities and surrounding communities and donated 250,000+ items of personal protective equipment, including masks, gloves, and other equipment, to our communities.

14	2021 PROXY STATEMENT

	Our Stewardship	We are committed to striking a careful balance — growing our business with care while minimizing adverse impacts on the world around us.

Sustainable Products

✓ Product Stewardship Program — Our program is rooted in continuous improvement and driven by a set of guiding principles regarding the safe use of chemicals in our formulations and manufacturing processes. We employ a dedicated global product stewardship team to recognize and address potential impacts of our products throughout their lifecycle.

• We are an industry leader in ensuring our products meet and exceed criteria for green building credits in the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) program.

• We are committed to developing innovative products and technologies that reduce impacts on the environment, such as through energy efficiency, enhanced durability, and lower emissions of volatile organic compounds.

• We actively engage government agencies and industry and non-governmental organizations that value sustainability practices as much as we do.

Climate Change & Emissions

✓ 2020 Goal — We set the following GHG emissions goal to be met by the end of 2020 (with base-line year of 2017): reduce by 5.9% per 100 lbs. produced. Our results and new goals will be published in our Corporate Social Responsibility (CSR) report later this year.

✓ GHG Emissions — We actively monitor and track GHG emissions in a variety of ways, including direct emissions, by intensity, and relative to sales.

✓ Carbon Accounting — We completed our first company-wide carbon accounting in 2006 and are a long-time supporter of CDP (formerly, The Carbon Disclosure ProjectTM), since first joining in 2009.

Energy

✓ 2020 Goal — We set the following electricity usage goal to be met by the end of 2020 (with base-line year of 2017): reduce electricity usage by 7.3% per 100 lbs. produced. Our results and new goals will be published in our CSR report later this year.

✓ Energy Efficiency — We routinely use equipment upgrades as an opportunity to be more energy efficient and realize savings on gas and electricity.

Waste

✓ 2020 Goals — We set specific waste goals to be met by the end of 2020 (with base-line year of 2017): (a) reduce non-hazardous liquid waste by 7.3% per 100 lbs. produced; (b) reduce non-hazardous solid waste by 14.3% per 100 lbs. produced; and (c) reduce hazardous waste by 7.3% per 100 lbs. produced. Our results and new goals will be published in our CSR report later this year.

✓ Waste Reuse and Recycle — We track and actively encourage and manage the reuse and recycling of raw materials, packaging, and hazardous and non-hazardous waste. Manufacturing waste values have been an area of significant success for us. We currently operate three sites that are zero to landfill.

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Proposal 1 — Election of Directors

Our Board has nominated the following 10 director nominees for election at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected or until their earlier resignation, removal from office, or death.

Our Board currently has 10 members. All are standing for re-election as nominees, except Mrs. Kropf, who is retiring as a director at the Annual Meeting in accordance with the Board’s retirement policy. Each nominee was elected by our shareholders at the 2020 Annual Meeting, except for our new nominee, Mr. Powell, who was nominated to be elected as a director by unanimous action of the Board on February 17, 2021.

All of the nominees are independent, except Mr. Morikis, who is not considered to be independent because of his position as our Chairman and CEO.

There are no family relationships among any of the directors, director nominees, and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented below biographical information regarding each nominee. This biographical information is supplemented by additional information regarding the particular experiences, qualifications, attributes, and skills that led the Board to conclude each nominee should serve on the Board. This additional information is set forth under the heading “Experiences, Qualifications, Attributes, and Skills of Director Nominees.”

Retired, Former Chief Executive Officer and President, Wendy’s International, Inc. Director since: 2019 Age: 63 Committees: Compensation and Management Development

Kerrii B. Anderson

Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc. (restaurant operating and franchising company n/k/a The Wendy’s Company) from November 2006 until September 2008 when Wendy’s merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. Ms. Anderson joined Wendy’s in September 2000, serving as Interim Chief Executive Officer and President from April 2006 to November 2006, and Executive Vice President and Chief Financial Officer from September 2000 to April 2006. Prior to joining Wendy’s, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (n/k/a M/I Homes, Inc.) from September 1987 to September 2000. Ms. Anderson has been a private investor and board advisor since 2008. Ms. Anderson is a director of Laboratory Corporation of America Holdings (NYSE: LH), Worthington Industries, Inc. (NYSE: WOR), and Abercrombie & Fitch Co. (NYSE: ANF).

Qualifications:    Ms. Anderson has a strong record of leadership in operations, strategy, finance, and talent management as a result of her experience serving as Chief Executive Officer and President and Chief Financial Officer of Wendy’s. Ms. Anderson also has significant expertise in the areas of accounting and financial reporting, corporate finance, corporate governance, and executive compensation through her service on other large public company boards. This breadth of experience enables Ms. Anderson to advise our Board on a variety of matters relevant to Sherwin-Williams’ global operations and business strategy.

16	2021 PROXY STATEMENT

Retired, Former Chairman and Chief Executive Officer, Swagelok Company Director since: 2006 Age: 63 Committees: Audit (Chair)

Arthur F. Anton

Mr. Anton served as Chairman and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) until his retirement in December 2019. Mr. Anton assumed the role of Chief Executive Officer in January 2004 and Chairman in October 2017. Mr. Anton joined Swagelok as Chief Financial Officer in August 1998 and held various other senior leadership positions during his tenure, including President from January 2001 to October 2017, Chief Operating Officer from January 2001 to January 2004, and Executive Vice President from July 2000 to January 2001. Mr. Anton is a director of Diebold Nixdorf, Incorporated (NYSE: DBD) and SunCoke Energy, Inc. (NYSE: SXC) and Lead Director of Olympic Steel, Inc. (Nasdaq: ZEUS). He is also Chair and a director of University Hospitals Health System, Inc. and a member of the Advisory Board of Union Home Mortgage Corp. Mr. Anton is a former director of Forest City Realty Trust, Inc.

Qualifications:    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. Mr. Anton gained significant financial expertise and extensive financial experience in a manufacturing and distribution setting through serving on the audit committee of various other public company boards, as a former partner of Ernst & Young LLP and as the former Chief Financial Officer of Swagelok. This breadth of knowledge and experience provide him with a unique perspective on Sherwin-Williams’ business and operations.

Retired, Former Chairman of the Board and Chief Executive Officer, Whirlpool Corporation Director since: 2019 Age: 64 Committees: Audit

Jeff M. Fettig

Mr. Fettig served as Executive Chairman of the Board of Whirlpool Corporation (world’s leading major home appliance company) from October 2017 until his retirement in December 2018. Mr. Fettig served as Chairman of the Board and Chief Executive Officer of Whirlpool from July 2004 to October 2017. Mr. Fettig joined Whirlpool in June 1981 and held numerous leadership positions of increasing responsibility, including President and Chief Operating Officer from June 1999 to July 2004, and Executive Vice President, Whirlpool and President, Whirlpool Europe and Asia from 1994 to June 1999. Mr. Fettig is Lead Director of Dow Inc. (NYSE: DOW) and a director of Kohler Company. Mr. Fettig also serves as a director of the Indiana University Foundation and a trustee of PGA REACH. Mr. Fettig is a former director of DowDuPont Inc., The Dow Chemical Company, and Whirlpool Corporation.

Qualifications:    Through his long tenure as Chairman and Chief Executive Officer and his experience in various other key leadership positions with Whirlpool over 37 years, Mr. Fettig gained significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide. This extensive experience and breadth of knowledge enable him to provide our Board with a unique, independent perspective on Sherwin-Williams’ business strategy, growth, and operations and the issues and opportunities facing complex, global companies.

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Chairman of the Board, Chief Executive Officer and President, The Goodyear Tire & Rubber Company Director since: 2012 Age: 57 Committees: Audit and Nominating and Corporate Governance (Chair)

Richard J. Kramer

Mr. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer, and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is a director of Goodyear (Nasdaq: GT) and Cleveland Clinic and serves on the Executive Committee of the National Association of Manufacturers.

Qualifications:    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over 21 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance, and technology, which enables him to advise our Board on a variety of strategic and business matters.

Chairman and Chief Executive Officer, Sherwin-Williams Director since: 2015 Age: 57 Committees: None

John G. Morikis

Mr. Morikis has served as Chief Executive Officer of Sherwin-Williams since January 2016 and Chairman of Sherwin-Williams since January 2017. Mr. Morikis served as President of Sherwin-Williams from October 2006 to March 2019, Chief Operating Officer of Sherwin-Williams from October 2006 to January 2016, and President, Paint Stores Group of Sherwin-Williams from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is a director of Fortune Brands Home & Security, Inc. (NYSE: FBHS). Mr. Morikis is also Chair and a director of the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and Vice Chair and a director of University Hospitals Health System, Inc.

Qualifications:    Mr. Morikis has been with Sherwin-Williams for over 36 years, including over nine years as Chief Operating Officer. He currently serves as Sherwin-Williams’ Chairman and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning, and international experience.

18	2021 PROXY STATEMENT

Executive in Residence, The Max

M. Fisher College of Business,

The Ohio State University

Director since: 2014

Age: 68

Committees:

Compensation and Management

Development and Nominating and

Corporate Governance

Christine A. Poon

Ms. Poon has served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University since September 2015. Ms. Poon served as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015 and Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business from April 2009 to October 2014. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Ms. Poon also served as a director of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is Lead Independent Director of Prudential Financial, Inc. (NYSE: PRU), a director of Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) and Decibel Therapeutics, Inc.* (Nasdaq: DBTX), and Vice-Chairwoman of the Supervisory Board of Koninklijke Philips N.V.** (NYSE: PGH).

Qualifications:    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

*   Decibel Therapeutics, Inc. went public on February 12, 2021.

** On February 23, 2021, Koninklijke Philips N.V. publicly announced that Ms. Poon will retire as a member of its Supervisory Board in May 2021 following the completion of her current term.

President, Asia-Pacific Consumer Business, Kimberly-Clark Corporation Director since: N/A Age: 49 Committees: N/A

Aaron M. Powell

Aaron M. Powell has served as President, Asia-Pacific Consumer Business for Kimberly-Clark Corporation (global manufacturer and marketer of personal care, consumer tissue, and other household and professional products) since March 2020. Mr. Powell joined Kimberly-Clark in September 2007 and has held a variety of leadership positions of increasing responsibility, including President, Kimberly-Clark Professional from May 2018 to February 2020, President, Kimberly-Clark Europe, Middle East & Africa (EMEA) from April 2018 to May 2018, President, Kimberly-Clark Professional, North America from December 2015 to April 2018, Vice President and Managing Director, Central & Eastern Europe from January 2014 to December 2015, and additional leadership roles within Kimberly-Clark’s EMEA and North Asia operations. Prior to joining Kimberly-Clark, Mr. Powell spent four years with Bain & Company (global management consulting firm), including as a Manager in its Consumer Practice, and eight years with The Procter & Gamble Company, where he began his career.

Qualifications:    Mr. Powell brings relevant leadership and international operations, sales, and marketing experience from a global consumer and professional products company to the Board. Through his broad range of leadership positions at Kimberly-Clark, Mr. Powell has gained significant knowledge of global markets and operations and extensive sales, marketing, and digital expertise in domestic and international markets. This breadth of experience will enable him to provide the Board with a valuable perspective on Sherwin-Williams’ global operations, sales and marketing, and other business matters.

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Retired, Former Chair and Chief Executive Officer, Owens Corning Director since: 2017 Age: 57 Committees: Compensation and Management Development

Michael H. Thaman

Mr. Thaman served as Executive Chair of Owens Corning (developer, manufacturer, and marketer of insulation, roofing, and fiberglass composites) from April 2019 to March 2020. Mr. Thaman joined Owens Corning in 1992 and held a variety of other senior leadership positions, including Chief Executive Officer of Owens Corning beginning in December 2007, Chair of Owens Corning beginning in 2002, and President of Owens Corning from December 2007 to August 2018. Mr. Thaman is a director of Kohler Company. Mr. Thaman also served as Chief Executive Officer of UBQ Materials Inc. (provider of patented technology to convert organic household waste into thermoplastic composites) from March 2020 to December 2020. He is a former director of Owens Corning (NYSE: OC).

Qualifications:    Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company to the Board. The Board benefits from Mr. Thaman’s deep and unique understanding of the residential, construction, and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 28-year career, Mr. Thaman gained significant knowledge of global markets, operations, finance, and business strategy, which enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

Retired, Former Executive Vice President and Chief Operating Officer, FedEx Freight, FedEx Corporation Director since: 2014 Age: 62 Committees: Audit and Nominating and Corporate Governance

Matthew Thornton III

Mr. Thornton served as Executive Vice President and Chief Operating Officer of FedEx Freight, a subsidiary of FedEx Corporation (global transportation, business services, and logistics company), from May 2018 until his retirement in November 2019. Mr. Thornton joined FedEx Corporation in November 1978 and held various management positions of increasing responsibility with the company, including Senior Vice President, US Operations, FedEx Express from September 2006 to May 2018, Senior Vice President – Air, Ground & Freight Services, FedEx Express from July 2004 to September 2006, and Vice President – Regional Operations (Central Region), FedEx Express from April 1998 to July 2004. Mr. Thornton is a director of Crown Castle International Corp. (NYSE: CCI) and a member of the Boards of Directors/Trustees of registered investment companies in the Nuveen fund complex. Mr. Thornton is also a member of The Executive Leadership Council.

Qualifications:    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 41 years, Mr. Thornton gained significant strategic operations expertise and logistics management experience that allow him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

20	2021 PROXY STATEMENT

Retired, Former Group President, Caterpillar Inc. Lead Director since 2019 Director since: 2015 Age: 69 Committees: Compensation and Management Development

Steven H. Wunning

Mr. Wunning served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives) from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility, including Vice President, Logistics Division from January 2000 to January 2004, and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is a director of Kennametal Inc. (NYSE: KMT) and Summit Materials, Inc. (NYSE: SUM) and Independent Lead Director of Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Qualifications:    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support, and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

The Board of Directors unanimously recommends that

you vote “FOR” the election of each of the nominees listed.

21

Independence of Directors

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and Compensation Committee. A complete copy of our Director Independence Standards is included in this Proxy Statement as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships, and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships, and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director, or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal, or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its annual independence review. As a result of this review, the Board determined that 9 of our 10 current directors and 9 of our 10 director nominees are independent. All members of the Audit Committee, Compensation Committee, and Nominating Committee are independent. The Board determined that Ms. Anderson, Mrs. Kropf, Ms. Poon and Messrs. Anton, Fettig, Kramer, Powell, Thaman, Thornton, and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange (NYSE). The Board also determined that David F. Hodnik, who served as a director until his retirement in April 2020, was independent under our Director Independence Standards and the independence requirements of the NYSE. Mr. Morikis is not considered to be independent because of his employment with Sherwin-Williams.

22	2021 PROXY STATEMENT

Experiences, Qualifications, Attributes, and Skills of Director Nominees

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee utilizes a director matrix consisting of a diverse set of experiences, qualifications, attributes, and skills, including self-identified diversity characteristics, such as with respect to gender, race, and ethnicity, that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. These experiences, qualifications, attributes, and skills are more fully described below. Additionally, in connection with director candidate searches, the Board’s policy is to include a diverse pool of qualified candidates, including women and racially/ethnically diverse persons, from which new director candidates are chosen for Board membership.

The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

*	Based on director nominees’ self-identified diversity characteristics.

23

Director Compensation

2020 Director Compensation Table

The following table sets forth information regarding the compensation of our non-management directors for 2020.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

Kerrii B. Anderson	125,000	160,671	3,000	288,671

Arthur F. Anton	150,000	160,671	3,000	313,671

Jeff M. Fettig	125,000	160,671	3,000	288,671

David F. Hodnik(1)	38,462	160,671	-0-	199,133

Richard J. Kramer	138,846	160,671	3,000	302,517

Susan J. Kropf	148,000	160,671	3,000	311,671

Christine A. Poon	131,154	160,671	-0-	291,825

Michael H. Thaman	125,000	160,671	3,000	288,671

Matthew Thornton III	125,000	160,671	-0-	285,671

Steven H. Wunning	160,000	160,671	3,000	323,671

[1]

Mr. Hodnik retired as a director at the end of his term at the 2020 Annual Meeting in accordance with the Board’s retirement policy. His fees were prorated for the portion of the year he served on our Board.

[2]	These amounts reflect the annual Board retainer, the annual retainer for the Lead Director, and the annual retainers for committee chairs.

[3]

Ms. Anderson, Mrs. Kropf, Ms. Poon and Messrs. Kramer, Thaman, and Wunning deferred the payment of fees under our Director Deferred Fee Plan. Cash amounts deferred into vested stock units under our Director Deferred Fee Plan during 2020 were as follows: Ms. Anderson ($31,250), Mrs. Kropf ($148,000), Ms. Poon ($32,788), Mr. Kramer ($138,846), Mr. Thaman ($125,000), and Mr. Wunning ($160,000). These amounts were credited to either a common stock unit account or a shadow stock unit account under our Director Deferred Fee Plan.

[4]

These values reflect 277 time-based restricted stock units (RSUs) granted during 2020 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (ASC)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

[5]

The number of RSUs held by each non-management director at December 31, 2020 was as follows: 525 for each of Ms. Anderson and Mr. Fettig and 669 for each of Mrs. Kropf, Ms. Poon, and Messrs. Anton, Kramer, Thaman, Thornton, and Wunning. Dividend equivalents on RSUs are deferred and paid upon vesting at the same rate as dividends are paid on our common stock.

None of our non-management directors held any stock options at December 31, 2020. Stock options are not part of our director compensation program.

[6]	These amounts reflect charitable matching gifts under The Sherwin-Williams Foundation Matching Gifts Program, which is described on the next page.

Director Compensation Program

The Compensation Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Any executive officer of Sherwin-Williams who also serves as a director does not receive any additional compensation for serving as a director.

Our non-management director compensation program is designed to attract and retain highly qualified directors by ensuring non-management director compensation is competitive relative to market practices, addresses the time, effort, expertise, and accountability required of active Board membership, and aligns directors’ interests with those of our shareholders through the equity component of the compensation program.

24	2021 PROXY STATEMENT

Director Fees

During 2020, the cash and equity compensation program for our non-management directors consisted of the following:

•	an annual cash retainer of $125,000;

•

an additional annual cash retainer of $35,000 for the Lead Director, $25,000 for the chair of the Audit Committee, $23,000 for the chair of the Compensation Committee, and $20,000 for the chair of the Nominating Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of RSUs of approximately $160,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

It is the Compensation Committee’s practice to engage its independent compensation consultant, Compensation Advisory Partners, every other year to assess the competitiveness of our director compensation program relative to market practices, including the peer group we use for executive compensation purposes. During 2020, the Compensation Committee performed such assessment and, based upon its evaluation and the recommendation of the compensation consultant, the Committee approved maintaining the current compensation program for our non-management directors. Additional information regarding the role and independence of our compensation consultant is set forth under the heading “Compensation and Management Development Committee” in the “Board Meetings and Committees” section.

Director Stock Ownership Requirement

The Board has established a minimum share ownership requirement to ensure the interests of our directors are aligned with the interests of our shareholders. Each non-management director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer. We include additional information about this requirement and the Compensation Committee’s annual review to determine whether our non-management directors are meeting this requirement under the heading “Stock Ownership Guidelines” in the “Other Arrangements, Policies, and Practices” section of the CD&A.

Other Benefits

We also provide liability insurance and business travel accident insurance for all directors, including $300,000 accidental death and dismemberment coverage and $300,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in The Sherwin-Williams Foundation Matching Gifts Program and Grants for Volunteers Program on the same basis as employees. For the Matching Gifts Program, the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made by eligible participants to qualifying nonprofit organizations and educational institutions with tax-exempt affiliates.

Directors may defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock unit account, a shadow stock unit account, or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock unit account are distributed in cash, and units are vested in shadow stock and common stock unit accounts upon allocation to such accounts.

25

Board Meetings and Committees

The Board held seven meetings during 2020. Each incumbent director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All current directors attended the 2020 Annual Meeting.

The Board has established an Audit Committee, Compensation Committee, and Nominating Committee. Each committee has adopted a written charter. You may find a complete copy of each committee charter on our Investor Relations website, investors.sherwin-williams.com.

Committee Membership

The following table sets forth the current membership and chairs of the committees of the Board.

Name	Audit Committee	Compensation Committee	Nominating Committee

Kerrii B. Anderson		✓

Arthur F. Anton	Chair

Jeff M. Fettig	✓

Richard J. Kramer	✓		Chair

Susan J. Kropf		Chair	✓

Christine A. Poon		✓	✓

Michael H. Thaman		✓

Matthew Thornton III	✓		✓

Steven H. Wunning		✓

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications, and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met eight times during 2020 and made regular reports to the Board. Each member of the Audit Committee is independent under applicable SEC rules, NYSE listing standards, and our Director Independence Standards. The Board has determined that Messrs. Anton, Fettig, and Kramer are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers and operating management;

•	support the Board in overseeing our management development and succession planning process; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

26	2021 PROXY STATEMENT

As part of its charter, the Compensation Committee reviews and evaluates our programs, priorities, and progress for recruiting, staffing, developing, and retaining competent managers, including supporting the Board in overseeing management succession planning for our CEO and other executives.

The Compensation Committee met four times during 2020 and made regular reports to the Board. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards, and our Director Independence Standards.

Process for Determining Director and Executive Compensation

The Compensation Committee reports to the Board on all compensation matters regarding our directors and management, which includes our executive officers and operating management. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees and executive officers. The Compensation Committee relies upon several members of our management and their staff, as well as an independent compensation consultant, for assistance in performing its duties.

The Compensation Committee has directly engaged Compensation Advisory Partners as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee evaluated the independence of Compensation Advisory Partners, taking into account all factors relevant to its independence from management under applicable SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. The Compensation Committee also conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2020 other than those matters for which it was engaged by the Compensation Committee.

Role of the Compensation Consultant

The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights, and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities, and vesting conditions;

•	conducts an annual risk assessment of our compensation programs to guard against excessive risk-taking; and

•	provides information on current executive compensation trends and new developments, including relating to the impact of the COVID-19 pandemic on executive compensation throughout 2020.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

Role of Management

Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources (SVP – HR) and his staff for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	the evaluation of executive performance;

27

•	salary increases;

•	the alignment of incentive compensation plans and programs with our business goals and strategies;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and restricted stock units granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our SVP – HR will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our SVP – HR also meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our SVP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our SVP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met two times in 2020 and made regular reports to the Board. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications

The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes, and skills to make a significant contribution to the Board, Sherwin-Williams, and our shareholders. From time to time, the Nominating Committee receives input from senior management and other members of the Board to identify and evaluate potential director candidates. The Nominating Committee may also employ a professional search firm (for which it would be paid a fee) to assist it in identifying potential members of the Board. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes, and skills, including directors’ self-identified diversity characteristics, such as gender, race, ethnicity, religion, national origin, sexual orientation, disability, military service, or other socio-economic or demographic characteristics. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

Aaron M. Powell was identified as a director candidate by an outside search firm. The Nominating Committee provided the search firm with guidance as to the skills, experience, and qualifications that the Nominating Committee was seeking in potential candidates, and the search firm identified candidates for the Nominating Committee’s consideration. After evaluating Mr. Powell in the manner described above and considering input from our other independent directors and our Chairman and CEO, the Nominating Committee identified Mr. Powell as a director candidate and recommended him as a nominee to the Board.

Diversity of Directors and Director Nominees

In considering the composition of the Board, the Nominating Committee seeks to strike a proper balance between the addition of new directors who bring fresh and diverse perspectives and the stability of the Board as a whole. To maintain this commitment to a well-balanced, diverse Board, the Nominating Committee utilizes a director matrix consisting of a

28	2021 PROXY STATEMENT

diverse set of experiences, qualifications, attributes, and skills, including self-identified diversity characteristics, such as gender, race, and ethnicity. This matrix is included in this Proxy Statement under the heading “Experiences, Qualifications, Attributes, and Skills of Director Nominees.” The Nominating Committee utilizes the matrix when identifying, considering, and recommending director nominees, as well as potential director candidates as part of its process of identifying individuals qualified to become Board members. The Nominating Committee also regularly uses the matrix in reviewing the experiences, qualifications, attributes, and skills of current directors. In assessing its overall effectiveness in recommending a diverse group of director nominees, the Nominating Committee utilizes these reviews, as well as its committee self-assessments.

In connection with director candidate searches, the Board’s policy is to include a diverse pool of qualified candidates, including women and racially/ethnically diverse persons, from which new director candidates are chosen for Board membership.

Consideration of Candidates Recommended by Shareholders

The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the class and number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate, and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address, and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate, (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional, or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement, or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement, or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information, and at least three references; and

•

a written statement signed by the candidate agreeing that if they are nominated by the Board, they will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements on our Investor Relations website, investors.sherwin-williams.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Ability of Shareholders to Nominate Directors via Proxy Access

Our Regulations provide a “proxy access” right to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to 20% of the total number of directors on the Board, rounding down to the nearest whole number, in accordance with the requirements set forth in our Regulations. Under our Regulations, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s Annual Meeting of Shareholders. You may find a complete description of the requirements to nominate a director utilizing proxy access in our Regulations.

29

Audit Committee Report

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls, and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and SEC rules. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

AUDIT COMMITTEE

Arthur F. Anton, Chair

Jeff M. Fettig

Richard J. Kramer

Matthew Thornton III

30	2021 PROXY STATEMENT

Compensation Risk Assessment

The Compensation Committee annually assesses the risks related to our compensation policies and practices. During 2020, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans, and policies. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks:

•	We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability, and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines for our directors and executives.

•	We regularly benchmark our current compensation practices, policies, and pay levels against peer companies and have a pay philosophy that targets market median compensation.

•	We prohibit the hedging and pledging of our securities by our directors and employees, including our executive officers.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback and recapture policy allowing us to “clawback” incentive compensation earned by executives and key employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and this Proxy Statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Susan J. Kropf, Chair

Kerrii B. Anderson

Christine A. Poon

Michael H. Thaman

Steven H. Wunning

31

Compensation Discussion and Analysis

Named Executive Officers.    This Compensation Discussion and Analysis (CD&A) describes our executive compensation program and how it applies to our five “named executives” listed below.

•	John G. Morikis. Mr. Morikis has served as Chief Executive Officer since January 2016 and Chairman since January 2017. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•	Allen J. Mistysyn. Mr. Mistysyn has served as Senior Vice President – Finance and Chief Financial Officer since January 2017. He began his career with Sherwin-Williams in June 1990.

•	David B. Sewell.* Mr. Sewell has served as President and Chief Operating Officer since March 2019. Mr. Sewell began his career with Sherwin-Williams in February 2007.

•	Peter J. Ippolito. Mr. Ippolito has served as President, The Americas Group (TAG) since January 2018. He began his career with Sherwin-Williams in May 1986.

•	Mary L. Garceau. Ms. Garceau has served as Senior Vice President, General Counsel and Secretary since August 2017. She began her career with Sherwin-Williams in February 2014.

*

On March 1, 2021, Mr. Sewell notified the company of his decision to resign from his position as President and Chief Operating Officer, effective March 12, 2021. Following his departure, Mr. Morikis will serve as President in addition to his current role and assume Mr. Sewell’s primary duties and responsibilities.

33	Executive Summary

33	2020 Business Highlights

34	2020 Compensation Highlights

34	Relationship Between Pay and Performance

36	Independent Compensation Consultant

36	Overview of Executive Compensation Practices

36	Impact of Last Year’s Say-on-Pay Vote

37	Overview of Our Executive Compensation Program

37	Independent Compensation Committee

37	Compensation Objectives

38	Components of Compensation

38	Mix of Compensation Components

39	Peer Group

40	Use of Market Compensation

41	Key Components of Our Executive Compensation Program

41	Base Salary

41	Annual Cash Incentive Compensation

44	Long-Term Equity Incentive Compensation

47	Other Arrangements, Policies, and Practices

47	No Employment Agreements

47	Limited Perquisites

47	Internal Pay Equity

47	Tally Sheets

47	Stock Ownership Guidelines

48	Retirement Plans and Other Benefits

48	Clawback and Recapture Policy

48	Anti-Hedging and Anti-Pledging Policy

48	Change in Control Agreements

48	Policy Concerning Future Severance Agreements

48	Key Employee Separation Plan

32	2021 PROXY STATEMENT

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by linking a significant percentage of our executive compensation program to company performance, business unit performance (where applicable), and stock price appreciation. Guided by this philosophy and our objective of creating and maximizing shareholder value, we retained our focus on business execution throughout 2020 and delivered strong performance as we adapted our operations to address the unique challenges presented by the COVID-19 pandemic. Throughout the year, the Compensation Committee monitored and assessed the impact of the pandemic on our compensation programs, with a focus on ensuring that our programs continued to fairly reflect corporate and individual performance, motivate our employees, and mitigate risks.

Our compensation programs are integral to our longstanding success as they assist us in attracting, retaining, and motivating talented and high-performing people throughout our organization to drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 25.6%, compared to the average annual return for the S&P 500 of 13.9%.

•

2020 was our 42nd consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2020, we returned $2.93 billion to our shareholders through dividends and repurchases of our stock, an increase of 145% over 2019. Over the past three years, we returned approximately $5.07 billion in cash to our shareholders through dividends and stock repurchases.

2020 Business Highlights

Since the beginning of the COVID-19 pandemic, we have implemented changes in our business to protect and support our employees, customers, and communities and to respond to the uncertainties and challenges of the pandemic, including the wide-ranging actions and mandates instituted by public health and government authorities to contain and combat the spread of COVID-19. These changes and management’s extraordinary efforts throughout 2020 are further described in the Proxy Summary and elsewhere in this CD&A.

Despite the unprecedented challenges of the COVID-19 pandemic and its impact to our business, 2020 was another outstanding year for Sherwin-Williams’ financial performance. Consolidated net sales increased to a record $18.36 billion in 2020. Net income increased to $2.03 billion, and diluted net income per share increased 33.9% to $22.08. We also generated record net operating cash of $3.41 billion in 2020 — an increase of $1.09 billion.

The following graphs show our company’s performance for key financial measures over the past three-year period.

[1]

2020 includes after-tax acquisition-related amortization expense of $230.0 million. 2019 includes after-tax acquisition-related costs of $299.6 million, after-tax non-cash trademark impairment of $93.1 million, a tax credit investment loss of $74.3 million, and after-tax pension settlement expense of $25.0 million, partially offset by an after-tax Brazil indirect tax credit of $33.3 million and an after-tax benefit from the resolution of the California litigation of $26.1 million. 2018 includes after-tax acquisition-related costs of $394.4 million, after-tax environmental expense provisions of $126.1 million, after-tax California litigation expense of $103.4 million, and after-tax pension settlement expense of $28.3 million.

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[2]

2020 includes a charge of $2.50 per share for acquisition-related amortization expense. 2019 includes charges of $3.21 per share for acquisition-related costs, $1.00 per share for non-cash trademark impairment charges, a tax credit investment loss of $0.79 per share, and pension settlement expense of $0.27 per share, partially offset by a Brazil indirect tax credit of $0.36 per share and a benefit from the resolution of the California litigation of $0.28 per share. 2018 includes charges of $4.15 per share for acquisition-related costs, $1.32 per share for environmental expense provisions, $1.09 per share for California litigation expense, and $0.30 per share for pension settlement expense.

2020 Compensation Highlights

Recent key executive compensation highlights include the following:

•

No Increases to Base Salaries. In the first quarter of 2020, due to uncertainties relating to the potential impact of the COVID-19 pandemic to the company’s business, the Compensation Committee rescinded the 2020 base salary increases for our named executives that were scheduled to go into effect in the first quarter.

•	2020 Annual Cash Incentive Compensation.

¡    In the first quarter of 2020, the Compensation Committee set threshold, target, and maximum annual cash incentive performance goals at levels they considered appropriately rigorous for the year and represented continued strong financial performance. The COVID-19 pandemic was not a consideration at the time these goals were approved.

¡    When the uncertainties relating to the potential impact of the COVID-19 pandemic to the company’s business began to become more apparent, the CEO volunteered to forego, and the Compensation Committee approved rescinding, the previously approved increase to the CEO’s target and maximum annual incentive opportunities from 145% and 290% to 160% and 320%, respectively, of his base salary.

¡    2020 was a challenging year for businesses worldwide due to the COVID-19 pandemic. Management took extraordinary efforts to mitigate the impact of COVID-19 to the company’s business and effectively manage costs, operations, and working capital. With these efforts, we earned maximum achievement for our earnings per share (EPS) and adjusted Free Cash Flow (FCF) metrics for the corporate performance goals. Given the nature of the pandemic, including shutdowns and other government and public health mandates, our sales were adversely impacted and resulted in below target achievement for both the corporate and TAG sales performance metrics (each, weighted 25%). To better reflect management’s efforts and accomplishments in delivering record 2020 financial performance, the Compensation Committee adjusted the achievement levels of these performance metrics by adding to the achievement levels for the corporate and TAG sales performance goals an amount attributable to lost sales as a result of the COVID-19 pandemic, as further described below. No adjustments were made to any other 2020 annual cash incentive performance goals. With the sales adjustments, our named executives earned an average of 193.2% of their 2020 target annual cash incentive compensation.

•

2018 – 2020 Long-Term Incentive Plan Compensation. Despite the impact of the COVID-19 pandemic to the company’s business, the Compensation Committee did not adjust the performance requirements or payouts due to the COVID-19 pandemic for the vesting of our 2018 – 2020 performance-based restricted stock units (PRSUs). Our 2018 – 2020 PRSUs were earned at 120.4% and 130.0% of target based upon company performance for cumulative EPS and average annual return on net assets employed (RONAE), respectively, over the three-year performance period.

•

Annual CEO Performance Appraisal. As part of Mr. Morikis’ annual performance appraisal, our non-management directors assess his performance across pre-established performance categories. In October 2020, the Compensation Committee reviewed and approved revisions to the performance categories, effective for the 2020 performance period. These revisions added a new category for Environmental, Social and Governance (ESG) leadership, which includes the development, integration, and execution of an ESG strategy, as well as improvement in related results, as part of the company’s overall business strategy.

Relationship Between Pay and Performance

Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which we believe is critical to ensuring we deliver value to shareholders. Our executives only realize the full value of their compensation if our shareholders also realize value.

34	2021 PROXY STATEMENT

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance relative to its peers. In October 2020, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2019, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. At the time of such review, 2019 was the most recent year for which compensation information was available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

The following chart, prepared by our independent compensation consultant, Compensation Advisory Partners, shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ cumulative TSR over the five-year period was 133%, which was higher than all but one company in our peer group. Peer group companies are indicated by the circles in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was well aligned with Sherwin-Williams’ performance.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of RSUs granted during the five-year period based on the 2019 year-end closing stock price per share; (d) the vesting date value of long-term performance equity awards that were earned in 2017, 2018, and 2019, which consisted of PRSUs; (e) the value of target long-term performance equity awards granted in 2018 and 2019, which consisted of PRSUs, based on the 2019 year-end closing stock price per share; and (f) the in-the-money value of stock options granted during the five-year period based on the 2019 year-end closing stock price per share. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table.

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Independent Compensation Consultant

The Compensation Committee assessed the independence of Compensation Advisory Partners under applicable SEC rules and NYSE listing standards. The Compensation Committee determined that Compensation Advisory Partners is independent and its work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2020 other than those matters for which it was engaged by the Compensation Committee.

Overview of Executive Compensation Practices

Our compensation programs, practices, and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements, as well as significant events, such as the COVID-19 pandemic. We list below some of the more significant best practices we have adopted, and the practices we have avoided, which we believe highlight our commitment to responsible pay and governance principles that best serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

✓  Performance-Based Pay.    We emphasize pay for performance. For 2020, 90% of our CEO’s total direct compensation was tied to performance, with an average of 79% for our other named executives.

✓  Independent Compensation Committee.    Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.

✓  Independent Compensation Consultant.     The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2020.

✓  Balanced Compensation Structure.    We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity components.

✓  Target Median.    We have a pay philosophy that targets market median compensation. We assess our current compensation practices, policies, and pay levels against peer companies.

✓  Responsibly Administered Incentive Compensation Programs.    We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

✓  Clawback and Recapture Policy.    Our clawback and recapture policy allows us to “clawback” incentive compensation earned by our executives and key employees.

✓  Double-Trigger Change in Control.    Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.

✓  Significant Stock Ownership.    Our directors and executives have significant stock ownership requirements.

✓  Annual Say-on-Pay Vote.    We continue to hold our advisory say-on-pay vote on an annual basis.

No Employment Agreements. We do not have employment agreements with our named executives; our named executives are employed at will.
No Dividend Equivalents for Unvested PRSUs. Dividend equivalents on PRSU awards are deferred and paid only on earned shares upon vesting.
No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
No Hedging. Directors and employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities.
No Pledging. Directors, executive officers, and certain other employees may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

No Speculative Trading.    Directors and employees, including our executive officers, may not engage in short sales of our securities or in put options, call options, or other market-offered derivative transactions in our stock.

No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market, or preferential interest or earnings on deferred compensation.

Impact of Last Year’s Say-on-Pay Vote

At our 2020 Annual Meeting, a substantial majority of shareholders (96.0% of votes cast) approved the compensation of our named executives. We consider this vote to be a strong endorsement of our executive compensation program, practices, and policies. Based on this strong shareholder support, the Compensation Committee does not believe our executive compensation program requires material changes. However, the Compensation Committee has made, and will continue to

36	2021 PROXY STATEMENT

make, changes designed to further enhance the objectives of our program, as well as to address significant events to the extent appropriate to do so, such as in connection with the COVID-19 pandemic. We will continue to hold the advisory say-on-pay vote annually until the next shareholder vote on say-on-pay frequency in 2023.

The Compensation Committee highly values the input of our shareholders. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2021 say-on-pay vote. We will make modifications based upon evolving best practices, developments in our business, input from our shareholders, market compensation information, and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Overview of Our Executive Compensation Program

Independent Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for members of our senior management team, including our named executives. The Compensation Committee has engaged Compensation Advisory Partners as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Compensation and Management Development Committee” in the “Board Meetings and Committees” section.

Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. We believe it is important that our compensation programs:

•

Be competitive.    Our programs are designed to attract, retain, and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•

Maintain a performance and achievement-oriented culture.    A significant percentage of our employees participate in incentive plans tied to clear, pre-established performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives, and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement or encouraging unnecessary or excessive risk-taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a significant portion of our executives’ incentive compensation be directly tied to our stock price in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. We have implemented significant stock ownership requirements for our executives described below under the heading “Other Arrangements, Policies, and Practices – Stock Ownership Guidelines.”

We believe our compensation programs achieve these goals.

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Components of Compensation

The components of our executive compensation program, the primary purpose of each component, and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash

Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash

Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary of grant and have a ten-year term.

PRSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals and are paid in stock.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement, and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs, and arrangements generally available to all employees; executive life insurance and executive long-term disability plans; and limited perquisites and other benefits.

Mix of Compensation Components

Our Approach.    We maintain a balanced approach to compensating our named executives by combining elements that vary by the (a) type of compensation (fixed and variable), (b) length of the performance period (short-term and long-term), and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

At-Risk Compensation.    A core principle of our executive compensation program is that a significant percentage of the compensation opportunity of each named executive, especially our CEO, is variable and at-risk. This type of compensation is primarily dependent upon the financial success of our company and the performance of Sherwin-Williams common stock. This means that our executives are rewarded when they produce value for our shareholders.

38	2021 PROXY STATEMENT

The following chart illustrates the mix of the key compensation components for our named executives for 2020. The percentages reflect the amounts of 2020 base salary, targeted annual cash incentive compensation, and the aggregate grant date fair values of stock options and PRSUs granted in 2020.

Peer Group

The Compensation Committee utilizes a peer group of companies to assess the competitiveness of our executive compensation program relative to the market. The compensation consultant annually identifies the compensation paid to named executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing, consumer product, and retail companies with comparable sales, which are considered to be our peer group companies. The compensation consultant also compiles compensation data from broad-based surveys of companies of similar size and industry to us. These surveys are sponsored by nationally recognized compensation consulting firms. We, along with many of our peer group companies, participate in these surveys.

We monitor executive compensation levels and program design at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies and recommends changes primarily based upon revenue size, market capitalization, industry, business description/mix, and brand recognition. The Compensation Committee periodically evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes. During 2020, the Compensation Committee reviewed the continued appropriateness of our peer group, and based upon the evaluation and recommendation of the compensation consultant, did not make any changes.

Our peer group consists of the 23 companies listed below. 2019 annual revenues for the companies in our peer group ranged from approximately $6.7 billion to $39.2 billion, with Sherwin-Williams ranking at the 58th percentile in annual revenues.

Air Products and Chemicals, Inc.	Ecolab Inc.	Masco Corporation

Akzo Nobel N.V.	Honeywell International Inc.	Mohawk Industries, Inc.

Ball Corporation	Huntsman Corporation	Newell Brands Inc.

Colgate-Palmolive Company	Illinois Tool Works Inc.	PPG Industries, Inc.

Cummins Inc.	Johnson Controls International plc	Stanley Black & Decker, Inc.

Deere & Company	Kimberly-Clark Corporation	3M Company

Eastman Chemical Company	Linde plc	Whirlpool Corporation

Eaton Corporation plc	LyondellBasell Industries N.V.

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Use of Market Compensation

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation data from the broad-based surveys. We refer to this average as “market” compensation, which provides the Compensation Committee with a framework to evaluate the competitiveness of our executive compensation program, as well as assistance in determining the mix of compensation components and target compensation levels. We generally benchmark target compensation for our named executives to be within a general range (plus or minus approximately 15%) of the market median compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the market median.

We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all named executives and generally result in higher compensation levels for our CEO due to the higher market compensation for CEOs.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation, and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation, and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Compensation Committee generally compares each named executive’s total direct compensation and total annual cash compensation to the market median compensation. Individual components may be more or less than market median compensation because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the market median for reasons such as an executive’s performance, responsibilities, experience, and tenure, our company-wide performance, and internal pay equity.

The following table sets forth the projected total direct compensation for each named executive as a percentage of the market median total direct compensation. For purposes of this table, projected total direct compensation includes 2021 base salary, 2021 targeted annual cash incentive compensation, stock options granted in 2020, and the targeted value of PRSUs granted in early 2021.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Median Compensation

John G. Morikis	102%

Allen J. Mistysyn	101%

David B. Sewell	100%

Peter J. Ippolito	100%

Mary L. Garceau	101%

The amounts earned by our named executives may vary from the targeted amounts set forth above based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the projected amount of any 2021 compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

40	2021 PROXY STATEMENT

Key Components of Our Executive Compensation Program

Base Salary

Annual Salary Reviews.    Salary is the only key component of our executive compensation program that is not at-risk. The Compensation Committee reviews and approves the base salary of each executive at least annually and at other times, as appropriate, in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in the first quarter of each year and are based, in part, on the overall annual salary budget guidelines for our company.

Annual Performance Appraisals.    All salaried employees, including our named executives, undergo an annual performance appraisal. Each non-CEO named executive’s performance for the prior year is evaluated by our CEO. The evaluation is based upon the executive’s performance results (including accomplishment of incentive performance goals, financial accomplishments, and other contributions) and leadership (including work ethic and strategic contributions). For the evaluation of our CEO, our non-management directors assess his performance across pre-established categories that have included the following: performance results, business strategy, developing a management team (including championing diversity), and personal and board leadership. In October 2020, the Compensation Committee reviewed and approved adding a new category for ESG leadership, which includes the development, integration, and execution of ESG strategy, as well as improvement in related results, as part of Sherwin-Williams’ overall business strategy. The addition of this new ESG category was effective for the 2020 performance period evaluation conducted in February 2021. These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing the factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in assessing performance. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

No Increases to 2020 Base Salaries.    The Compensation Committee set 2020 base salaries for our named executives at the beginning of 2020. In March 2020, however, due to the uncertainties of the potential impact of the COVID-19 pandemic to our business, the annual salary increases that had been approved were rescinded prior to such increases taking effect. As a result, the base salary for each of our named executives for 2020 remained at the level of each of their respective 2019 base salaries.

Name	2019 Base Salary ($)	% Increase for 2020	2020 Base Salary ($)

John G. Morikis	1,339,000	0%	1,339,000

Allen J. Mistysyn	750,088	0%	750,088

David B. Sewell	750,050	0%	750,050

Peter J. Ippolito	630,028	0%	630,028

Mary L. Garceau	640,097	0%	640,097

Annual Cash Incentive Compensation

Annual cash incentive compensation may be earned by our named executives under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (the Performance Plan). Annual incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our company over the long term.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our named executives as a percentage of their base salary. Target incentive awards are determined by using the market median annual cash incentive compensation, which generally equals the amount a named executive could receive if he or she achieved a 100% average of their performance goals. The maximum incentive awards are determined by the Compensation Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies.

For the 2020 performance period, in February 2020, the Compensation Committee approved (i) increased target and maximum annual cash incentive compensation levels of 160% and 320% of base salary, respectively, for Mr. Morikis and (ii) target and maximum annual cash incentive compensation levels consistent with 2019 levels for our other named executives. When the uncertainties relating to the potential impact of the COVID-19 pandemic to the company’s business began to become more apparent, Mr. Morikis volunteered to forego, and the Compensation Committee approved rescinding, the increase to his target and maximum annual cash incentive compensation levels for the 2020 performance

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period. The following table sets forth the 2020 minimum, target, and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive.

	Incentive Amount as a Percentage of Salary

Name	Minimum	Target	Maximum

John G. Morikis	0%	145%	290%

Allen J. Mistysyn	0%	80%	160%

David B. Sewell	0%	100%	200%

Peter J. Ippolito	0%	80%	160%

Mary L. Garceau	0%	80%	160%

Objective Annual Payout Formula.    The Compensation Committee approves objective, clearly-defined annual performance goals and payout formulae for our named executives. Our CEO also approves the goals and payout formulae for our other named executives. During 2020, Messrs. Morikis, Mistysyn, and Sewell and Ms. Garceau had identical corporate financial performance goals. Mr. Ippolito had performance goals related to TAG, the business unit for which he is responsible.

We use multiple performance goals to encourage our named executives to have a well-rounded approach to managing the business and not to concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both a portion of our annual cash incentive program and a portion of our PRSU program. EPS is a widely communicated and easily understood key measure used in both evaluating the success of our company’s performance and determining the market value of our stock. The Compensation Committee and management believe it is important to utilize EPS for portions of both our annual cash incentive compensation and long-term equity compensation programs because, over the long term, EPS growth will drive value for our shareholders. By using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Compensation Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. In addition, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities that will drive value.

For the 2020 annual cash incentive program, the Compensation Committee reviewed the 2020 annual operating budget and approved target financial performance goals at levels that were of the same magnitude as set forth in the budget. We set maximum levels so that performance would have to exceed target levels by a significant degree, requiring performance well above expectations.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee has discretion to include or exclude the impact of certain items, as permitted under the Performance Plan. The following table shows, for each named executive, the performance goals, minimums, targets, maximums, and results (after taking into effect the adjustments made to Net Sales and TAG Sales for the purpose of determining achievement).

2020 Annual Cash Incentive Performance Goal

Name	Performance Goals	Minimum	Target	Maximum	Results

John G. Morikis	Net Sales(1)	$16.56 billion	$18.40 billion	$18.65 billion	$18.59 billion

Allen J. Mistysyn	EPS	$16.25	$20.31	$21.29	$22.08

David B. Sewell	Adjusted FCF(1)	$1.26 billion	$1.58 billion	$1.67 billion	$2.69 billion

Mary L. Garceau

Peter J. Ippolito	TAG Sales(1)	$9.64 billion	$10.71 billion	$10.98 billion	$10.85 billion

	TAG Profit Before Taxes (PBT)	$1.56 billion	$1.95 billion	$1.99 billion	$2.13 billion

	TAG RONAE(1)	79.82%	99.78%	100.29%	118.48%

[1]	Net Sales, Adjusted FCF, TAG Sales, and TAG RONAE are calculated as set forth on Appendix B.

42	2021 PROXY STATEMENT

Calculation of 2020 Annual Cash Incentive Amounts Earned.    In February 2021, the Compensation Committee approved the annual cash incentive compensation amounts earned by our named executives during 2020 based upon the level of achievement of the performance goals, including the adjustments described below. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2020 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 –125 are determined on a straight-line basis.

In considering the level of achievement of the 2020 annual cash incentive performance goals, the Compensation Committee reviewed the COVID-19 pandemic’s impact to the company’s business and each performance goal. In the Compensation Committee’s judgment, the performance goals most impacted by the pandemic were those for sales, which represented 25% of the award formula for each named executive. The Compensation Committee considered management’s extraordinary efforts during 2020 in responding to the significant uncertainties and challenges of the pandemic, including the wide-ranging actions and mandates instituted by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19. Some of these efforts are highlighted below.

•	Protecting the Health and Well-being of Our Customers and Employees

¡   Ensured the company could continue serving an essential role in supplying critical products to our customers who support healthcare facilities, manufacturing plants, food and beverage packaging, and other infrastructure and medical needs.

¡   Temporarily reduced store hours and closed sales floors in our company-operated paint stores to the general public.

¡   Transitioned customers to order product online or via phone and access products via curbside pickup or delivery.

¡    Enhanced cleaning and sanitation procedures, and implemented remote, alternative, and flexible work arrangements where possible, including split shifts at facilities.

¡   Provided premium pay for select front-line employees, and enhanced certain employee benefits, such as tele-health, paid sick leave, family leave, and voluntary leave of absence policies and programs.

¡   Beginning in May, reinstituted regular store hours and re-opened the sales floors in our stores with appropriate health and safety protocols, resulting in all of our stores in the U.S. and Canada being fully re-opened.

•	Supporting Our Communities

¡    Transitioned some of our facilities to temporarily manufacture hand sanitizer for use in our facilities and communities.

¡    Donated 250,000+ items of personal protective equipment, including masks, gloves, and other equipment, to our communities.

•	Adapting Our Operations

¡    Identified and made adaptations and investments within our global supply chain organization to support an unprecedented surge in do-it-yourself (DIY) demand due to some of our customers spending more time at home and focusing on home improvement projects.

¡    Continued to make strategic investments in our business to drive continued growth, such as opening new company-operated paint stores, developing our e-commerce platform, and adding sales representatives, management trainees, innovative new products, and productivity-enhancing services.

•	Delivering Shareholder Value and Strong Financial Performance

¡   Total shareholder return (including the investment of dividends) for 2020 continued to be strong despite significant operational challenges, with our TSR at 27.05%, compared to 18.40% for the S&P 500 index.

Based on this review and discussion, the Compensation Committee determined that the results of the corporate and TAG sales performance goals did not fairly represent the company’s strong 2020 financial performance and management’s extraordinary efforts described above. The Compensation Committee recognized management’s actions taken to protect

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the health and well-being of our employees and customers while effectively mitigating the business impacts of the pandemic. The Compensation Committee further considered that the pandemic and related consequences were unforeseen, significant events that were outside of management’s control and not accounted for when the 2020 performance goals were established. In light of the foregoing considerations, the Compensation Committee adjusted the achievement levels of the corporate sales and TAG sales performance goals (each, weighted 25%). These adjustments reflect the estimated net impact of the pandemic on 2020 corporate and TAG sales, which includes lost sales attributed to temporary sales floor closures in our company-operated paint stores and decreases in the demand for some of our products, partially offset by the increase in DIY demand. The Compensation Committee did not adjust the achievement level of any other 2020 annual cash incentive performance goal.

With these adjustments, the Compensation Committee approved an achievement level for the corporate sales goal of 119.47% of target (between target and maximum levels), compared to 99.01% of target (between threshold and target levels) without adjustment, and an achievement level for the TAG sales goal of 113.12% of target (between target and maximum levels), compared to 84.66% of target (between threshold and target levels) without adjustment. The total weighted achievement levels for all corporate and TAG performance goals with these adjustments were 123.62% and 122.03% of target, respectively, compared to 118.50% and 114.91% of target, respectively, without adjustment.

The Compensation Committee believes these adjustments are reasonable and the resulting payouts are appropriately aligned with the strength of the company’s and management’s overall 2020 performance in light of the significant uncertainties and challenges of the pandemic.

The calculations used to determine the incentive amounts earned by each named executive during 2020 (after taking into effect the adjustments described above for purposes of achievement) are shown in the table below and are illustrated by the following formula:

Weighting X Achievement Level = Weighted Achievement Level g Incentive Amount as a % of Salary X Salary = Incentive Amount Earned

Name	Weighting		Achievement Level		Weighted Achievement Level		Amount as a Percentage of Salary		Salary	Amount Earned(1)

John G. Morikis	Net Sales	25%	Net Sales	119.47	Net Sales	29.87	Minimum	0%
	EPS	40%	EPS	125.00	EPS	50.00	Target	145%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	290%
					Total	123.62	Result	281.99%	$1,339,000	$3,776,000

Allen J. Mistysyn	Net Sales	25%	Net Sales	119.47	Net Sales	29.87	Minimum	0%
	EPS	40%	EPS	125.00	EPS	50.00	Target	80%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	160%
					Total	123.62	Result	155.58%	$ 750,088	$1,167,000

David B. Sewell	Net Sales	25%	Net Sales	119.47	Net Sales	29.87	Minimum	0%
	EPS	40%	EPS	125.00	EPS	50.00	Target	100%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	200%
					Total	123.62	Result	194.47%	$ 750,050	$1,459,000

Mary L. Garceau	Net Sales	25%	Net Sales	119.47	Net Sales	29.87	Minimum	0%
	EPS	40%	EPS	125.00	EPS	50.00	Target	80%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	160%
					Total	123.62	Result	155.58%	$ 640,097	$ 996,000

Peter J. Ippolito	TAG Sales	25%	TAG Sales	113.12	TAG Sales	28.28	Minimum	0%
	TAG PBT	40%	TAG PBT	125.00	TAG PBT	50.00	Target	80%
	TAG RONAE	35%	TAG RONAE	125.00	TAG RONAE	43.75	Maximum	160%
					Total	122.03	Result	150.50%	$ 630,028	$ 948,000

[1]	Amounts earned are rounded to the nearest thousandth.

Long-Term Equity Incentive Compensation

The largest component of pay for our named executives is long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan (the Incentive Plan). Our long-term equity incentive compensation program is designed to focus our executives on improving company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded — through growth in the value of our stock. We believe that long-term equity awards also

44	2021 PROXY STATEMENT

serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our named executives consists of stock options and PRSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our PRSU program is designed for a more select group of key employees, including our named executives, and rewards these employees based upon the achievement of financial performance goals and stock price appreciation.

Double-Trigger Acceleration Provision.    Grants of stock options and PRSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason.

Dividend Equivalents.    We do not pay current dividend equivalents on unvested PRSUs. The payment of dividend equivalents on unvested PRSUs is deferred and paid only if and to the extent the units vest. There are no dividend equivalents associated with stock option awards.

Grant Practices – Emphasis on Performance-Based Awards.    When making annual equity grants, we begin by determining the market median value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results.

Type of Equity Award	Allocation

Stock Options	40%

PRSUs – Adjusted EPS Goal	40%

PRSUs – Adjusted RONAE Goal	20%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options or PRSUs currently held by an executive when making equity awards.

We grant stock options and PRSUs on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant PRSUs at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, usually a few weeks following the release of our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants typically are made on the same day the Audit Committee approves our earnings release for the third quarter, shortly before we release our third quarter earnings results. We may also grant PRSUs and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion, and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or PRSUs to be granted or the date of grant.

2020 Annual Equity Awards.    The following table shows the number of stock options and PRSUs granted to each named executive during 2020:

	Number of Stock Options Granted in 2020	Number of PRSUs Granted in 2020 at Target
Name		Adjusted EPS Goal	Adjusted RONAE Goal

John G. Morikis	25,300	6,600	3,300

Allen J. Mistysyn	6,300	1,700	850

David B. Sewell	6,500	1,700	850

Peter J. Ippolito	5,000	1,300	650

Mary L. Garceau	3,900	1,000	500

45

2020 Stock Option Grants.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the September preceding the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our Incentive Plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price per share of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price per share given potential intra-day price volatility. We do not reprice stock options — our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

2020 PRSU Grants.    Our annual grants of PRSUs vest at the end of a three-year period. The value of PRSUs granted to an executive is based upon the executive’s position and level of responsibility. The number of PRSUs granted is determined by using the average value of our stock over the 30-business day period ending on the last day of the January preceding the date of grant. One PRSU is equivalent in value to one share of our common stock. PRSUs are paid out in common stock upon vesting. The number of PRSUs granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The threshold, target, and maximum achievement levels for the 2020 grants of PRSUs are illustrated in the following table for the 2020 – 2022 performance period. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Adjusted EPS Goal(1)	Adjusted RONAE Goal(1)	% of Target Vesting

Maximum	$67.69	12.7%	200%

Target	$63.51	12.2%	100%

Threshold	$58.83	11.7%	25%

[1]	Adjusted EPS and Adjusted RONAE are calculated as set forth on Appendix B.

Vesting of 2018 – 2020 PRSUs.    In February 2021, the Compensation Committee determined the vesting of PRSUs for the 2018 – 2020 performance period. The Compensation Committee determined payouts based upon the achievement of the Adjusted EPS and Adjusted RONAE goals. In determining the level of achievement of the goals, the Compensation Committee has discretion to include or exclude the impact of certain items, as permitted under the Incentive Plan.

Despite the impact of the COVID-19 pandemic to the company’s business, the Compensation Committee did not exercise its discretion to adjust the performance requirements or payouts due to the COVID-19 pandemic for the vesting of the 2018 – 2020 PRSUs. The following table shows the goals, target and maximum levels, results, and percentage of target PRSUs vesting.

Performance Goal	Target	Maximum	Results	% of Target PRSUs Vesting

Adjusted EPS(1)	$63.20	$69.26	$64.41	120.4%

Adjusted RONAE(1)	11.8%	13.8%	12.4%	130.0%

[1]	Adjusted EPS and Adjusted RONAE for purposes of determining achievement are calculated as set forth on Appendix B.

46	2021 PROXY STATEMENT

Other Arrangements, Policies, and Practices

No Employment Agreements

We do not have employment agreements with our named executives; our named executives are employed at will.

Limited Perquisites

Consistent with our culture, we provide our named executives with only limited perquisites, which include benefits provided pursuant to our executive travel policy that is in line with market practice. Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost of his personal use of company aircraft in excess of $75,000 on an annual basis. Under the agreement, Mr. Morikis is permitted to lease company aircraft from time to time on an “as needed and as available” basis. The Compensation Committee determined it was appropriate for Sherwin-Williams to enter into the agreement with Mr. Morikis for his personal safety and security as our CEO and to maximize his time given his significant duties and responsibilities to Sherwin-Williams.

Additional information regarding the aggregate incremental cost of perquisites paid for by Sherwin-Williams during 2020 to our named executives is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position, and performance. To maintain internal equity in connection with grants of stock options and PRSUs, the Compensation Committee generally grants the same number of stock options and PRSUs to employees who are in similar pay grades.

Tally Sheets

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs, and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines

We have established minimum stock ownership requirements for our non-management directors and executives to encourage meaningful stock ownership in Sherwin-Williams. We require each non-management director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We also require each executive who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of their base salary. Minimum ownership requirements are six times for our CEO, four times for our COO, and three times for our other named executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each RSU is considered a share of stock. Stock options and PRSUs are not considered for purposes of meeting the requirement.

The Compensation Committee reviews shareholdings on an annual basis to determine whether our non-management directors and executives are meeting these requirements. At December 31, 2020, our CEO held shares equal in value to 57 times his base salary and our other named executives held shares equal in value to an average of 9 times their respective base salaries. All non-management directors and executives have either met the guidelines or are expected to meet the guidelines within the prescribed time frames.

47

Retirement Plans and Other Benefits

We provide our named executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs, and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits generally include health-related benefits (including an annual physical exam and COVID-19 testing), financial planning, and executive life insurance and executive long-term disability plans. The life insurance plan was frozen to new participants beginning in January 2008. The 2020 amounts for these benefits are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table and described under the heading “Potential Payments Upon Termination or Change in Control.

Clawback and Recapture Policy

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to our named executives and other key employees in the event of a financial restatement. Information about our policy is included under the heading “Corporate Governance — Clawback and Recapture Policy.”

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities. We also prohibit our directors, executive officers, and certain of our other employees that are subject to the pre-clearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additional information about our policy is included under the heading “Corporate Governance — Anti-Hedging and Anti-Pledging Policy.”

Change in Control Agreements

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into change in control severance pay agreements with our executives, including each of our named executives. Given the heightened focus on change in control agreements, the Compensation Committee engaged its compensation consultant in 2019 to compare our change in control severance pay agreements to prevailing market practices. Based upon such reviews, the Compensation Committee believes that the material terms of the severance agreements, which include a double-trigger provision, are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments Upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage, and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments. The policy was adopted in February 2010 (after Sherwin-Williams entered into severance agreements with Messrs. Morikis and Ippolito).

Key Employee Separation Plan

Under the Key Employee Separation Plan (as amended, the KESP), our named executives are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death, or disability prior to a change in control.

Additional information regarding the KESP, including the estimated amounts payable to our named executives upon termination of employment without cause prior to a change in control, is set forth below under the heading “Potential Payments upon Termination or Change in Control.”

48	2021 PROXY STATEMENT

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer, and our other three highest paid executive officers for 2020.

Name and Principal Position*	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

John G. Morikis Chairman and Chief Executive Officer	2020	1,339,000	-0-	5,742,396	3,904,509	3,776,000	-0-	561,379	15,323,284
	2019	1,333,000	-0-	6,275,997	4,140,974	2,590,000	-0-	514,760	14,854,731
	2018	1,276,924	-0-	5,512,826	3,545,502	2,306,000	-0-	572,497	13,213,749

Allen J. Mistysyn Senior Vice President – Finance and Chief Financial Officer	2020	750,088	-0-	1,479,102	972,269	1,167,000	-0-	190,739	4,559,198
	2019	739,303	-0-	1,423,422	1,047,143	793,000	-0-	172,544	4,175,412
	2018	667,678	-0-	1,029,869	820,296	665,000	-0-	184,031	3,366,874

David B. Sewell President and Chief Operating Officer	2020	750,050	-0-	1,479,102	1,003,135	1,459,000	-0-	193,379	4,884,666
	2019	726,491	-0-	1,488,123	1,094,740	956,000	-0-	175,431	4,440,785
	2018	613,500	-0-	908,708	674,466	715,000	-0-	124,628	3,036,302

Peter J. Ippolito President, TAG	2020	630,028	-0-	1,131,078	771,642	948,000	-0-	221,536	3,702,284
	2019	621,562	-0-	1,164,618	809,156	866,000	-0-	156,703	3,618,039
	2018	560,847	-0-	908,708	674,466	407,000	-0-	192,484	2,743,505

Mary L. Garceau Senior Vice President – General Counsel and Secretary	2020	640,097	-0-	870,060	601,881	996,000	-0-	133,577	3,241,615

*	Compensation information is not shown for 2018 and 2019 for Ms. Garceau because she was not a named executive during those years.

[1]

These values reflect PRSUs granted to our named executives. The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value per share of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

The following table sets forth the aggregate grant date fair value for the PRSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2020	2019	2018

John G. Morikis	$11,484,792	$12,551,994	$11,025,651

Allen J. Mistysyn	2,958,204	2,846,844	2,059,737

David B. Sewell	2,958,204	2,976,246	1,817,415

Peter J. Ippolito	2,262,156	2,329,236	1,817,415

Mary L. Garceau	1,740,120	—	—

49

[2]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with weighted-average assumptions, as described in Note 13 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

[3]	The amounts for 2020 include compensation under the following plans and programs.

	Morikis	Mistysyn	Sewell	Ippolito	Garceau

Pension Investment Plan	$16,800	$14,000	$9,800	$16,800	$8,400

Employee Stock Purchase Plan	17,100	17,100	17,100	16,714	12,316

Deferred Compensation Savings Plan	437,280	138,390	142,105	145,709	103,118

Executive Life Insurance Plan	49,430	13,273	5,650	28,181	-0-

Executive Disability Income Plan	4,620	3,850	3,850	3,465	3,521

Charitable Matching Gifts	3,000	-0-	-0-	-0-	3,250

Perquisites	33,149	4,126	14,874	10,667	2,972

Reimbursement of Taxes	-0-	-0-	-0-	-0-	-0-

Total	$561,379	$190,739	$193,379	$221,536	$133,577

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	Employee Stock Purchase and Savings Plan (ESPP) — company matching contributions under our ESPP, a tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•

Charitable Matching Gifts — charitable matching contributions under The Sherwin-Williams Foundation Matching Gifts Program, pursuant to which the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made by eligible participants to qualifying nonprofit organizations and educational institutions with tax-exempt affiliates. The amounts shown in the table above may exceed $3,000 because, while matching contributions are limited to $3,000 per year, the amounts may include a match processed in early 2020 for a contribution made in 2019.

•

Perquisites — the aggregate incremental cost to Sherwin-Williams of perquisites consisting of: (a) $4,801, $4,126, $926, $4,302, and $2,972 for Messrs. Morikis, Mistysyn, Sewell, and Ippolito and Ms. Garceau, respectively, for health-related perquisites, which may include an annual executive physical exam and COVID-19 testing; (b) $927 for Mr. Ippolito for personal use of company tickets to sporting or other entertainment events; (c) $23,348, $9,628, and $1,363 for Messrs. Morikis, Sewell, and Ippolito, respectively, for personal use of corporate aircraft; and (d) $5,000, $4,320, and $4,075 for Messrs. Morikis, Sewell, and Ippolito, respectively, for executive financial planning.

Personal Use of Corporate Aircraft. Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost (as described below) of his personal use of company aircraft in excess of $75,000 on an annual basis. Our CEO also has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies.

The aggregate incremental cost of personal use of corporate aircraft is based upon the actual variable operating costs incurred as a result of such personal use, including fuel costs, hourly maintenance and repair costs, hangar and landing fees, insurance obtained for specific flights, customs, permits and similar fees, ground transportation, catering costs, travel expenses for the flight crew, and other smaller variable costs. Incremental costs associated with the auxiliary power unit

50	2021 PROXY STATEMENT

(APU) are also included and calculated on an annual basis by dividing the total APU usage for the year by the total flight hours for such year and then multiplying such hourly average rate by the aggregate hours of the executive’s personal use of the aircraft. The incremental cost also includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. Fixed operating costs, such as pilot salaries, depreciation, and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to an executive, we do not provide tax gross-ups on such income.

Sporting and Other Events. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, for business purposes. If the tickets are not needed for business purposes, they are made available to our employees for personal use. The incremental cost to Sherwin-Williams of such personal use includes the actual variable costs, such as catering, incurred by Sherwin-Williams as a result of the personal use, and does not include fixed costs, such as tickets, that do not change based upon usage.

Narrative Information Regarding the Summary Compensation Table

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2020, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis (8.7%), Mr. Mistysyn (16.5%), Mr. Sewell (15.4%), Mr. Ippolito (17.0%), and Ms. Garceau (19.7%).

Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. Our named executives participate in this plan on the same terms as other eligible employees.

ESPP.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our ESPP, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

Deferred Compensation Savings Plan.    Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred under this plan. Information about this plan is set forth in the 2020 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

51

2020 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options, and PRSUs during 2020 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John G. Morikis

Annual Cash Incentive		-0-	1,941,550	3,883,100

PRSUs – Adjusted EPS Goal	2/18/2020				1,650	6,600	13,200			3,828,264

PRSUs – Adjusted RONAE Goal	2/18/2020				825	3,300	6,600			1,914,132

Stock Options	10/20/2020							25,300	681.13	3,904,509

Allen J. Mistysyn

Annual Cash Incentive		-0-	600,071	1,200,141

PRSUs – Adjusted EPS Goal	2/18/2020				425	1,700	3,400			986,068

PRSUs – Adjusted RONAE Goal	2/18/2020				213	850	1,700			493,034

Stock Options	10/20/2020							6,300	681.13	972,269

David B. Sewell

Annual Cash Incentive		-0-	750,050	1,500,100

PRSUs – Adjusted EPS Goal	2/18/2020				425	1,700	3,400			986,068

PRSUs – Adjusted RONAE Goal	2/18/2020				213	850	1,700			493,034

Stock Options	10/20/2020							6,500	681.13	1,003,135

Peter J. Ippolito

Annual Cash Incentive		-0-	504,022	1,008,044

PRSUs – Adjusted EPS Goal	2/18/2020				325	1,300	2,600			754,052

PRSUs – Adjusted RONAE Goal	2/18/2020				163	650	1,300			377,026

Stock Options	10/20/2020							5,000	681.13	771,642

Mary L. Garceau

Annual Cash Incentive		-0-	512,078	1,024,156

PRSUs – Adjusted EPS Goal	2/18/2020				250	1,000	2,000			580,040

PRSUs – Adjusted RONAE Goal	2/18/2020				125	500	1,000			290,020

Stock Options	10/20/2020							3,900	681.13	601,881

[1]

These amounts reflect the threshold, target, and maximum annual cash incentive compensation amounts that could have been earned during 2020 based upon the achievement of annual performance goals under our 2007 Executive Annual Performance Bonus Plan. The amounts of annual cash incentive compensation earned in 2020 by our named executives were determined and paid in February 2021. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target, and maximum number of PRSUs granted on February 18, 2020 under our 2006 Equity and Performance Incentive Plan. The number of PRSUs that will ultimately vest in February 2023 is based upon the achievement of the performance goals over the 2020 – 2022 performance period.

[3]

These amounts reflect the number of stock options granted on October 20, 2020 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second, and third anniversary dates of the grant and expire on October 19, 2030.

[4]	The exercise price equals the average of the highest and lowest sale prices per share of our common stock on the grant date, October 20, 2020.

[5]

The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value per share of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 13 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

52	2021 PROXY STATEMENT

Narrative Information Regarding the 2020 Grants of Plan-Based Awards Table

Annual Cash Incentive.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2020 under our 2007 Executive Annual Performance Bonus Plan, based upon the achievement of financial and operating performance goals. More information is set forth under the heading “Annual Cash Incentive Compensation” in the CD&A.

PRSUs.    During 2020, we granted PRSUs pursuant to our 2006 Equity and Performance Incentive Plan, which consisted of two grants of PRSUs — one grant with Adjusted EPS as the performance goal and one grant with Adjusted RONAE as the performance goal. We include additional information about our PRSU program under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

The threshold amounts for the PRSUs set forth in the table correspond to 25% of the target number of PRSUs vesting, which is the number of PRSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of PRSUs equal to two times the target (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividend equivalents on unvested PRSUs is deferred, and dividend equivalents are paid only if and to the extent the PRSUs vest based on the achievement of the financial and operating performance goals. Dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2020, the quarterly dividend rate was $1.34 per share. In February 2021, the Board announced an increase in the quarterly dividend rate to $1.65 per share payable on March 12, 2021.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. Stock options vest at the rate of one-third per year on the first, second, and third anniversary dates of the grant and have a term of ten years. We include additional information about stock option grants under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

53

Outstanding Equity Awards at December 31, 2020 Table

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested PRSUs outstanding at December 31, 2020 for our named executives.

	Option Awards					Stock Awards

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(5) ($)

John G. Morikis	10/18/2017	51,840	-0-	383.92	10/17/2027	16,876	(2)	12,627,117	(2)	29,100	(3)	21,385,881

	10/17/2018	25,934	12,966	410.54	10/16/2028					19,800	(4)	14,551,218

	10/16/2019	11,600	23,200	560.54	10/15/2029

	10/20/2020	-0-	25,300	681.13	10/19/2030

Allen J. Mistysyn	10/16/2015	2,583	-0-	239.55	10/15/2025	3,153	(2)	2,359,162	(2)	6,600	(3)	4,850,406

	10/24/2016	10,200	-0-	277.65	10/23/2026					5,100	(4)	3,748,041

	10/18/2017	9,600	-0-	383.92	10/17/2027

	10/17/2018	6,000	3,000	410.54	10/16/2028

	10/16/2019	2,934	5,866	560.54	10/15/2029

	10/20/2020	-0-	6,300	681.13	10/19/2030

David B. Sewell	10/22/2014	4,861	-0-	227.73	10/21/2024	2,782	(2)	2,081,571	(2)	6,900	(3)	5,070,879

	10/16/2015	5,800	-0-	239.55	10/15/2025					5,100	(4)	3,748,041

	10/18/2016	7,200	-0-	270.12	10/17/2026

	10/18/2017	7,100	-0-	383.92	10/17/2027

	10/17/2018	4,934	2,466	410.54	10/16/2028

	10/16/2019	3,067	6,133	560.54	10/15/2029

	10/20/2020	-0-	6,500	681.13	10/19/2030

Peter J. Ippolito	10/17/2012	647	-0-	154.4325	10/16/2022	2,782	(2)	2,081,571	(2)	5,400	(3)	3,968,514

	10/16/2013	554	-0-	180.46	10/15/2023					3,900	(4)	2,866,149

	10/22/2014	439	-0-	227.73	10/21/2024

	10/16/2015	417	-0-	239.55	10/15/2025

	10/18/2016	4,500	-0-	270.12	10/17/2026

	10/18/2017	3,700	-0-	383.92	10/17/2027

	10/17/2018	4,934	2,466	410.54	10/16/2028

	10/16/2019	2,267	4,533	560.54	10/15/2029

	10/20/2020	-0-	5,000	681.13	10/19/2030

Mary L. Garceau	7/15/2014	255	-0-	203.21	7/14/2024	2,040	(2)	1,526,387	(2)	4,200	(3)	3,086,622

	10/22/2014	1,280	-0-	227.73	10/21/2024					3,000	(4)	2,204,730

	10/16/2015	1,280	-0-	239.55	10/15/2025

	10/18/2016	1,450	-0-	270.12	10/17/2026

	2/14/2017	1,000	-0-	308.41	2/13/2027

	10/18/2017	6,200	-0-	383.92	10/17/2027

	10/17/2018	3,667	1,833	410.54	10/16/2028

	10/16/2019	1,834	3,666	560.54	10/15/2029

	10/20/2020	-0-	3,900	681.13	10/19/2030

[1]	Options vest at the rate of one-third per year on the first, second, and third anniversaries of the grant date.

[2]

123.6% of the target number of PRSUs vested in February 2021 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2020. The value of these PRSUs reflects the number of PRSUs earned multiplied by the closing price per share of our common stock on December 31, 2020 ($734.91), plus the amount of cash dividend equivalents that were paid on the earned shares upon vesting.

54	2021 PROXY STATEMENT

[3]

PRSUs vest in February 2022 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these PRSUs reflect the maximum level of performance. The values of these PRSUs do not include dividend equivalents as the payment of dividend equivalents on unvested PRSUs is deferred and paid only if and to the extent the units vest.

[4]

PRSUs vest in February 2023 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these PRSUs reflect the maximum level of performance. The values of these PRSUs do not include dividend equivalents as the payment of dividend equivalents on unvested PRSUs is deferred and paid only if and to the extent the units vest.

[5]	Calculated by multiplying the number of PRSUs by the closing price per share of our common stock on December 31, 2020 ($734.91).

2020 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and PRSUs vested during 2020 for our named executives.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John G. Morikis	81,839	33,085,911	23,924	13,876,877

Allen J. Mistysyn	—	—	4,171	2,419,347

David B. Sewell	4,446	1,727,805	3,073	1,782,463

Peter J. Ippolito	10,690	3,811,435	1,976	1,146,159

Mary L. Garceau	—	—	752	436,190

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price per share of our common stock. The market price per share is equal to the average of the highest and lowest reported sale prices per share of our common stock on the date of exercise.

[2]

The value realized on the vesting of PRSUs is equal to the number of units vested multiplied by the market price per share of our common stock. The market price per share is equal to the average of the highest and lowest reported sale prices per share of our common stock on the vesting date.

2020 Nonqualified Deferred Compensation Table

The following table sets forth information for 2020 relating to the Sherwin-Williams 2005 Deferred Compensation Savings and Pension Equalization Plan (the Deferred Plan) and the Sherwin-Williams 2005 Key Management Deferred Compensation Plan (the Key Management Plan).

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

John G. Morikis	Deferred Plan	-0-	437,280	483,883	-0-	3,892,552

Allen J. Mistysyn	Deferred Plan	-0-	138,390	262,087	-0-	1,381,464

David B. Sewell	Deferred Plan	-0-	142,105	142,206	-0-	1,084,293

	Key Management Plan	-0-	-0-	19,696	-0-	169,456

Peter J. Ippolito	Deferred Plan	-0-	145,709	190,155	-0-	1,216,886

Mary L. Garceau	Deferred Plan	-0-	103,118	77,880	-0-	531,869

	Key Management Plan	-0-	-0-	11,943	-0-	76,633

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings, dividends, and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

55

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2020. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2018, 2019, and 2020.

Name	Amount Previously Reported ($)

John G. Morikis	1,290,845

Allen J. Mistysyn	399,802

David B. Sewell	346,809

Peter J. Ippolito	307,058

Mary L. Garceau	103,118

Material Features of the Deferred Plan and Key Management Plan

The Deferred Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan. The benefit payable under the first component is the company matching contribution under our ESPP (a 401(k) plan) that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2020.

The second component is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component is the company contribution that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2020.

The Key Management Plan is an unfunded nonqualified deferred compensation plan pursuant to which employees who participate in our management incentive plan or other identified management employees may elect to defer up to 100% of their base salary and bonus.

All company contributions provided under the Deferred Plan and all participant deferrals provided under the Key Management Plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in the plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability, separation from service or, for the Key Management Plan, a specified date, unless equal annual installments (not to exceed fifteen years) are elected for distributions upon death, disability or separation from service for retirement. In the event of a change in control, account balances are distributed in a lump sum within ninety days.

56	2021 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control

The following information and table set forth the payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination, termination for cause, and termination following a change in control. The information and amounts shown in the table assume that each named executive was terminated on December 31, 2020.

Assumptions and General Principles

The following assumptions and general principles apply with respect to the table.

•

The table reflects amounts earned at December 31, 2020 and includes estimates of amounts that would be paid to the named executive upon the occurrence of certain terminations of employment, as described above. The actual amounts to be paid to a named executive can only be determined at the time of the termination.

•

A named executive is entitled to receive amounts earned during their term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay, and annual cash incentive compensation. These amounts are not shown in the table, except for potential annual cash incentive compensation, as described below.

•

Because we assume a December 31, 2020 termination date, each of our named executives would have been entitled to receive the annual cash incentive compensation earned under our 2007 Executive Annual Performance Bonus Plan for 2020. Therefore, the amounts set forth in the table for annual cash incentive compensation are the annual cash incentive compensation amounts earned by the named executives during 2020. These amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any PRSUs for which the vesting period has expired prior to the date of termination. Any payments related to these stock options and PRSUs are not included in the table because they are not severance payments.

•

Our 2020 stock option and PRSU award agreements include restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions that apply during the term of employment with Sherwin-Williams and for the two- and three-year periods thereafter, respectively. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our ESPP and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control are estimates for proxy disclosure purposes only. Payments upon an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis, and the value of covenants not to compete.

Retirement

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service, or age 60 or older if the combination of age and years of vesting service equals at least 75). In the event of retirement and required notice, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding PRSUs will continue to vest as if the named executive had continued employment throughout the restriction period.

At December 31, 2020, Messrs. Morikis and Ippolito were the only named executives eligible for retirement.

57

Involuntary Termination

All of the named executives participate in the Key Employee Separation Plan (KESP). Under the KESP, the named executives are entitled, subject to execution and non-revocation of a release of claims against Sherwin-Williams, to certain severance payments and benefits in the event their employment is involuntarily terminated prior to a change in control by Sherwin-Williams for reasons other than cause, death, or disability. These payments and benefits include: (a) a cash severance amount equal to a factor (2, for Mr. Morikis, and 1.5, for Messrs. Mistysyn, Sewell, and Ippolito, and Ms. Garceau) multiplied by the sum of such participant’s annual base salary and target annual cash incentive compensation for the year of termination (paid in installments over a 2-year period, for Mr. Morikis, and over a 1.5-year period, for Messrs. Mistysyn, Sewell, and Ippolito, and Ms. Garceau); (b) a prorated annual cash incentive compensation payment based on the portion of the year the executive was employed with Sherwin-Williams (subject to the attainment of the applicable performance goals and paid after the end of the performance period); (c) continuation of medical and dental coverage benefits until the earliest of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer, and (iii) 18 months following the termination of employment; (d) reasonable outplacement assistance for expenses actually incurred, as approved by the Compensation Committee; and (e) continued vesting of equity awards (2 years, for Mr. Morikis, 18 months, for each of Messrs. Mistysyn, Sewell, and Ippolito, and Ms. Garceau, or such longer period as provided in the applicable equity award agreements), with performance-based equity awards continuing to be subject to the attainment of the applicable performance goals. As described above, the named executives must sign a release of claims against Sherwin-Williams to receive payment under the KESP which includes restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions that apply for the 2- and 3-year periods following termination of employment, respectively, and a requirement not to disparage Sherwin-Williams. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

Death and Disability

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable. In addition, the greater of (i) 100% of the target PRSUs and (ii) the vesting percentage of the target PRSUs (based on the results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period) will immediately vest. The amounts shown in the table for stock options reflect the difference between the closing price per share of our common stock on December 31, 2020 ($734.91) and the exercise price for each option for which vesting accelerated. The amounts shown in the table for PRSUs reflect the target number of units for which the vesting accelerated multiplied by the closing price per share of our common stock on December 31, 2020 ($734.91).

In addition, each named executive (other than Ms. Garceau) participates in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Sewell, and Ippolito) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Sewell, and Ippolito) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Morikis, Mistysyn, Sewell, and Ippolito) the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2020. This plan was frozen to new participants beginning in January 2008.

Each named executive also participates in one of two executive long-term disability plans. The original plan was frozen to new participants effective January 1, 2008, and all of the named executives (other than Ms. Garceau) participate in this plan. Upon the occurrence of a disability under the frozen plan, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; and (d) death. Ms. Garceau participates in the second plan that was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen plan, and it provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of: (a) Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age); (b) recovery from the disability; and (c) death. The amounts set forth in the table for the named executives reflect the amount of the first annual payment (60% multiplied by the named executive’s 2020 base salary) under the plans.

Voluntary Termination and Termination for Cause

A named executive is not entitled to receive any additional forms of severance payments or benefits upon their voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

58	2021 PROXY STATEMENT

Change in Control

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason (as such term is defined in the plan). If a participant’s employment is terminated under either of those circumstances, their outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

The amounts shown in the table for stock options reflect the difference between the closing price per share of our common stock on December 31, 2020 ($734.91) and the exercise price for each option for which vesting accelerated. The amounts shown in the table for PRSUs reflect the target number of units for which the vesting accelerated multiplied by the closing price per share of our common stock on December 31, 2020 ($734.91).

We also entered into change in control severance agreements with each of our named executives. In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation, or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment within the two-year period following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates their employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and PRSUs described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Mr. Morikis) or 2.5 times (with respect to Messrs. Mistysyn, Sewell, and Ippolito, and Ms. Garceau) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the greater of target level of the performance goals and actual performance;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

(for Messrs. Morikis and Ippolito) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level, which would cause no excise tax to apply.

The amounts set forth in the table assume that each named executive’s employment was terminated upon a change in control and that each named executive would receive the benefits provided for under the severance agreement.

59

Estimated Payments Upon Termination or Change in Control Table

Event	Morikis	Mistysyn	Sewell	Ippolito	Garceau
Retirement
Annual cash incentive compensation	$3,776,000	N/A	N/A	$948,000	N/A
Continued vesting of stock options	9,611,799	N/A	N/A	1,859,216	N/A
Continued vesting of PRSUs	28,000,071	N/A	N/A	5,070,879	N/A

Total	$41,387,870	N/A	N/A	$7,878,095	N/A
Involuntary Termination
Annual cash incentive compensation	$3,776,000	$1,167,000	$1,459,000	$948,000	$996,000
Continued vesting of stock options	9,158,273	1,597,475	1,451,230	1,284,844	984,104
Continued vesting of PRSUs	20,724,462	4,299,224	4,188,987	3,637,805	2,755,913
Cash severance payment	6,561,100	2,025,239	2,250,150	1,701,075	1,728,263
Continued health care benefits	23,532	29,768	33,715	33,715	29,768
Outplacement services	133,900	75,009	75,005	63,003	64,010

Total	$40,377,267	$9,193,715	$9,458,087	$7,668,442	$6,558,058
Death
Annual cash incentive compensation	$3,776,000	$1,167,000	$1,459,000	$948,000	$996,000
Accelerated stock options	9,611,799	2,334,778	2,218,878	1,859,216	1,443,553
Accelerated PRSUs	28,000,071	6,173,244	6,063,008	5,070,879	3,858,278
Life insurance proceeds	5,356,000	3,000,352	3,000,200	2,520,112	N/A

Total	$46,743,870	$12,675,374	$12,741,086	$10,398,207	$6,297,831
Disability
Annual cash incentive compensation	$3,776,000	$1,167,000	$1,459,000	$948,000	$996,000
Accelerated stock options	9,611,799	2,334,778	2,218,878	1,859,216	1,443,553
Accelerated PRSUs	28,000,071	6,173,244	6,063,008	5,070,879	3,858,278
Disability benefits	803,400	450,053	450,030	378,017	384,058

Total	$42,191,270	$10,125,075	$10,190,916	$8,256,112	$6,681,889
Change in Control with Termination
Annual cash incentive compensation	$3,776,000	$1,167,000	$1,459,000	$948,000	$996,000
Accelerated stock options	9,611,799	2,334,778	2,218,878	1,859,216	1,443,553
Accelerated PRSUs	28,000,071	6,173,244	6,063,008	5,070,879	3,858,278
Cash severance payment	10,246,753	4,062,721	4,483,457	3,425,902	3,487,744
Continued health care benefits	23,532	29,768	33,715	33,715	29,768
Outplacement services	133,900	75,009	75,005	63,003	64,010
Excise tax	-0-	N/A	N/A	-0-	N/A

Total	$51,792,055	$13,842,520	$14,333,063	$11,400,715	$9,879,353

60	2021 PROXY STATEMENT

2020 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of our CEO, John G. Morikis, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated using the same methodology that is used for the Summary Compensation Table). The values are as follows for 2020:

•	Mr. Morikis’ annual total compensation — $15,323,284

•	Our median employee’s annual total compensation — $46,839

•	Ratio of Mr. Morikis’ annual total compensation to our median employee’s annual total compensation — 327:1

We may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2019 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2020. As a result, we used the same median employee for the 2020 CEO pay ratio as we did for the 2018 and 2019 CEO pay ratio disclosures.

For the pay ratio analysis of our employee population conducted in 2018, we used November 1st as the determination date to identify our median employee, which date was within the last three months of our 2018 fiscal year. At November 1, 2018, we employed 60,242 persons in 58 countries, including 46,951 full-time employees and 13,291 part-time employees. We identified the median employee for our 2019 proxy statement using total cash compensation (base salary, including overtime and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2018 (excluding our CEO). Our 2018 assessment resulted in a Canadian employee being identified as our median employee, and the same employee was re-identified for the 2019 and 2020 CEO pay ratio disclosures. In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Morikis.

We calculated the median employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Morikis’ annual total compensation to such employee’s annual total compensation. The median employee’s annual total compensation was paid in Canadian dollars and has been converted to U.S. dollars using a monthly average exchange rate.

61

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2020.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	3,872,364	(1,2)	$361.01	(3)	3,501,511(4)

Equity compensation plans not approved by security holders	21,167	(5)	—		—

Total	3,893,531		$361.01	(3)	3,501,511(4)

[1]

This amount represents 3,501,126 shares of common stock subject to outstanding stock options and 364,836 shares of common stock subject to outstanding RSUs and PRSUs (collectively, restricted stock units) under our 2006 Equity and Performance Incentive Plan, as well as 6,402 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors.

[2]

At December 31, 2020, the 3,501,126 outstanding option rights had a weighted-average expected term of 6.1 years. The weighted average does not take into account shares relating to restricted stock units.

[3]

The weighted average does not take into account shares relating to common stock units held by directors under our Director Deferred Fee Plan or shares of common stock subject to outstanding restricted stock units under our 2006 Equity and Performance Incentive Plan or 2006 Stock Plan for Nonemployee Directors.

[4]

This amount represents 3,422,730 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 78,781 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[5]

This amount represents 21,167 common stock units to be settled in stock that are held by directors under our Director Deferred Fee Plan. Additional information about our Director Deferred Fee Plan is set forth under the heading “Other Benefits” in the “Director Compensation Program” section.

62	2021 PROXY STATEMENT

Proposal 2 — Advisory Approval of the Compensation of the Named Executives

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules, including Section 14(a) of the Securities Exchange Act of 1934, as amended (Exchange Act). This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance, and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining, and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance, and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded — through growth in the value of our stock. We believe our program achieves this objective.

The CD&A describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2020 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the CD&A.

Accordingly, the Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this Proxy Statement.”

Although this advisory vote on the compensation of the named executives is not binding, the Board and Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our shareholders’ views of our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote expected to occur at our 2022 Annual Meeting of Shareholders. We will hold the next vote on the frequency of such say-on-pay vote at our 2023 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

63

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of our independent registered public accounting firm. To assure continuing audit independence and objectivity, the Audit Committee is involved in the selection of the firm’s lead engagement partner in accordance with SEC rules. Additionally, the Audit Committee has adopted a policy for pre-approving all audit and non-audit services to be performed by such firm and assesses the impact the provision of any such non-audit services may have on the firm’s independence.

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Ernst & Young has served as our independent auditor since 1908. Information regarding the services provided to us by Ernst & Young during 2019 and 2020 is set forth under the heading “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2021. The Audit Committee believes the continued retention of Ernst & Young as our independent registered public accounting firm for 2021 is in the best interests of our company and shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of our company and shareholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

64	2021 PROXY STATEMENT

Matters Relating to the Independent Registered Public Accounting Firm

Fees Paid to Ernst & Young LLP

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2019 and December 31, 2020.

	2020	2019
Audit Fees	$6,141,000	$7,050,000
Audit-Related Fees	135,000	230,000
Tax Fees	949,000	1,311,000
All Other Fees	-0-	975,000

Total	$7,225,000	$9,566,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and certain audits of foreign subsidiary financial statements required by local statutes.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These include services that are rendered in connection with statutory and regulatory filings and engagements and employee benefit plan audits.

Tax Fees.    These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice, and tax planning. These services include the review of certain tax returns, tax audit assistance, and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

All of the fees paid to Ernst & Young under the categories Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee.

65

Security Ownership

Security Ownership of Management

The following table sets forth, as to each director, director nominee, and named executive, and all directors, director nominees, and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2020. Unless otherwise noted, all of the directors, director nominees, and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse or child.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock Acquirable within 60 days(2)	Total	Percent of Common Stock Beneficially Owned
Kerrii B. Anderson	224	181	405	*
Arthur F. Anton	12,892	349	13,241	*
Jeff M. Fettig	624	93	717	*
Mary L. Garceau	1,773	16,966	18,739	*
Peter J. Ippolito	12,001	17,458	29,459	*
Richard J. Kramer	4,912	3,501	8,413	*
Susan J. Kropf	7,007	349	7,356	*
Allen J. Mistysyn	16,445	31,317	47,762	*
John G. Morikis	106,012	89,374	195,386	*
Christine A. Poon	2,455	1,006	3,461	*
Aaron M. Powell(3)	-0-	-0-	-0-	*
David B. Sewell	6,087	32,962	39,049	*
Michael H. Thaman	844	1,301	2,145	*
Matthew Thornton III	2,425	349	2,774	*
Steven H. Wunning	1,824	2,391	4,215	*

All directors, director nominees, and executive officers as a group	199,458	255,868	455,326	*

*	Represents less than 1% of the total number of shares of common stock outstanding as of December 31, 2020.

[1]	These amounts include shares of common stock held under our ESPP for which the executive officers have the right to direct the vote.

[2]

For executive officers, these amounts include shares of common stock for which the executive officers have the right to acquire beneficial ownership, within sixty days of December 31, 2020, through the exercise of stock options. For non-management directors, these amounts include (a) the number of shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days of December 31, 2020, through the vesting of RSUs and (b) the number of common stock units held by non-management directors under our Director Deferred Fee Plan. These amounts do not include shadow stock units owned by directors under our Director Deferred Fee Plan that are payable in cash generally upon such directors’ retirement: Mrs. Kropf (18,267). Directors have no voting rights associated with shadow stock units, and ownership of shadow stock units does not result in any beneficial ownership of common stock.

[3]	Information for Mr. Powell is as of February 17, 2021, the date he was nominated to serve as a director.

66	2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, as to each beneficial owner known to us to own more than 5% of our common stock, information regarding shares owned by each at December 31, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	7,318,468	(1)	8.2%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,030,205	(2)	7.8%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,921,534	(3)	6.6%

[1]

Shares of common stock owned pursuant to our ESPP are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G/A filed on February 10, 2021 by The Vanguard Group (Vanguard), an investment adviser, Vanguard owned 7,030,205 shares of common stock at December 31, 2020. Of the total shares, Vanguard had sole dispositive power over 6,664,658 shares, shared dispositive power over 365,547 shares, sole voting power over none of the shares, and shared voting power over 141,796 shares.

[3]

Based on a Schedule 13G/A filed on February 1, 2021 by BlackRock, Inc. (BlackRock), BlackRock owned 5,921,534 shares of common stock at December 31, 2020. Of the total shares, BlackRock had sole voting power over 5,044,977 shares, sole dispositive power over all of the shares, and shared voting power and shared dispositive power over none of the shares.

67

Other Matters

Certain Relationships and Transactions with Related Persons

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Sherwin-Williams was during the last fiscal year, is, or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has, or will have a direct or indirect material interest:

•	our directors, director nominees, or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing and approving these transactions.

In response to an annual questionnaire, directors, director nominees, and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar information available with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting or, where it is not practicable or desirable to wait until the next meeting, to the chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment, or ratification of the transaction.

The Nominating Committee (or the chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

The Nominating Committee has reviewed and approved the following transaction. Peter J. Ippolito serves as President, TAG. Mr. Ippolito’s brother-in-law, Brian H. Schumann, is employed by Sherwin-Williams as a District Manager, but he does not directly report to Mr. Ippolito. Mr. Schumann’s total compensation for 2020, consisting of salary, annual incentive compensation, an equity grant, and retirement benefits, was approximately $249,415. His compensation is consistent with our compensation practices and principles based upon his position, responsibility, experience, tenure, and performance with Sherwin-Williams.

Shareholder Proposals for the 2022 Annual Meeting

Proposals to Be Included in the Proxy Statement

Under SEC rules, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 10, 2021 in order to be considered for inclusion in the proxy materials relating to the 2022 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

68	2021 PROXY STATEMENT

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2022 Annual Meeting, such nomination shall conform to the applicable requirements set forth in our Regulations and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than October 11, 2021 and not later than the close of business on November 10, 2021 to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Sherwin-Williams or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Proposals Not to Be Included in the Proxy Statement

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director (not including a proxy access nominee) or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. In addition, these procedures include, without limitation: providing information about the proposed director nominee specified in the Regulations, including information that would be required to be disclosed in a proxy statement or other filing under Section 14(a) of the Exchange Act; a description of all direct and indirect compensation and other arrangements between the proposed director nominee and the nominating shareholder; a completed questionnaire with respect to the identity, background, and qualifications of the proposed director nominee; and a written agreement from the proposed director nominee that includes a representation that such person, if elected, will serve for the entire term for which he or she is standing for election.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and it is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific, detailed requirements for the notice. You can access a copy of our Regulations on our Investor Relations website, investors.sherwin-williams.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

Eliminating Duplicate Mailings

Some banks, brokers, and other nominees participate in the practice of “householding” annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement, the Notice of Internet Availability of Proxy Materials, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the 2020 Annual Report). We will promptly deliver upon written or oral request an additional copy of this Proxy Statement, the Notice of Internet Availability of Proxy Materials, or our 2020 Annual Report to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000. If you are receiving more than one copy of this Proxy Statement, the Notice of Internet Availability of Proxy Materials, or our 2020 Annual Report at a single address and would like to participate in householding in the future, please contact us at the address or phone number above. Shareholders who hold their shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

69

Annual Report on Form 10-K

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon the request of such person and without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

Questions and Answers About the Annual Meeting

What is the purpose of the Annual Meeting?

During the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Item	Proposals	Board Recommendations	Page

1	Election of 10 directors	FOR each nominee	16

2	Advisory approval of the compensation of the named executives	FOR	63

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	64

In addition, our management will report on Sherwin-Williams’ 2020 financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

How can I attend and participate in the Annual Meeting?

Virtual Meeting Format.    We look forward to welcoming shareholders to the Annual Meeting. Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format again this year to protect the health and well-being of our shareholders and employees. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

Attendance and Participation.    If you were a shareholder at the close of business on the record date, February 23, 2021, you may attend and participate in the Annual Meeting on April 21, 2021 by visiting www.virtualshareholdermeeting.com/SHW2021 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting but cannot be answered during the Annual Meeting due to time constraints will be answered and posted on our Investor Relations website, investors.sherwin-williams.com, as soon as practicable after the Annual Meeting.

No recording of the Annual Meeting is permitted, including audio and video recording. Additional information regarding the rules of conduct for the Annual Meeting and other materials, including the list of our shareholders of record, will be available during the Annual Meeting on the meeting website.

Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Attendees should ensure they have a strong Internet connection, allow plenty of time to log in, and can hear streaming audio prior to the start of the Annual Meeting.

Technical Difficulties.    If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

70	2021 PROXY STATEMENT

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available on the meeting website.

Who is entitled to vote during the Annual Meeting?

You are entitled to vote during the Annual Meeting only if you were a record holder of our common stock at the close of business on the record date, February 23, 2021. At the close of business on the record date, 89,209,161 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote. Beneficial owners of shares held in street name as of the record date may vote as provided below.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank, or other similar organization, you are the beneficial owner of shares held in street name. The organization holding your account is considered the shareholder of record, and as a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Our shareholders have a choice of voting online, by phone, or by mail in advance of the Annual Meeting or voting online during the Annual Meeting. We encourage you to vote in advance of the Annual Meeting to ensure your vote will be represented at the Annual Meeting.

Voting in Advance of the Meeting.    Except as provided below, if you wish to vote in advance of the meeting using one of the following methods, your vote must be received prior to 11:59 p.m. EDT on April 20, 2021.

•

Online.     To vote online, please visit www.proxyvote.com or, if you received printed copies of your proxy materials, scan the QR code located on your proxy card or voting instruction form—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

•

Phone.     To vote by phone, please call the number listed on your proxy card or voting instruction form and follow the recorded instructions — you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Your vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card or voting instruction form by mail.

•

Mail.     If you are a shareholder of record who received printed copies of your proxy materials, you may vote by signing, dating, and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1 and “for” Proposals 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you are a beneficial owner of shares held in street name who received printed copies of your proxy materials, you should complete, sign, date, and return the voting instruction form provided to you by your broker or nominee.

•

Voting as a Participant in the Dividend Reinvestment Plan or ESPP.     If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record.

If you are a participant in our ESPP, your voting instructions must be received prior to 11:59 p.m. EDT on April 18, 2021 in order to allow the trustee sufficient time for voting. If you are an ESPP participant and do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

Voting During the Annual Meeting.

•

Shareholders of Record and Beneficial Owners.     If you are a shareholder of record or a beneficial owner of shares held in street name, you may vote online during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to log in to the virtual

71

meeting platform at www.virtualshareholdermeeting.com/SHW2021. Voting electronically online during the Annual Meeting will replace any previous votes.

•

Dividend Reinvestment Plan or ESPP Participants. If you are a participant in one of these plans, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in one of these plans electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

What happens if I am a beneficial owner, and I do not give voting instructions?

If you are a beneficial owner and do not provide your broker with specific voting instructions, under the rules of the NYSE, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the independent inspector of election at the Annual Meeting.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    As provided in our Amended and Restated Articles of Incorporation, each of the 10 director nominees who receives a majority of the votes cast will be elected as a member of the Board. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating Committee of the Board. We provide more information about majority voting for directors under the heading “Majority Voting for Directors” in the “Corporate Governance” section.

Advisory Approval of the Compensation of the Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of the named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm (Proposal 3).    The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. There will not be any broker non-votes with respect to this proposal, as it is considered a routine matter, as described above.

Other Items.    Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended and Restated Articles of Incorporation or Regulations.

May I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication prior to the Annual Meeting;

•	returning a later signed and dated proxy card or voting instruction form;

•	entering a new vote online or by phone prior to the Annual Meeting; or

•	voting online during the Annual Meeting.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

72	2021 PROXY STATEMENT

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who pays the cost of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee estimated at $16,000, plus reasonable expenses.

In addition, we may reimburse banks, brokers, and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our executive officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, phone, and electronic means.

Are the Proxy Statement and 2020 Annual Report available on the Internet?

Yes. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

You may help us save money in the future by accessing your proxy materials online instead of receiving printed copies in the mail. If you received printed copies and would like to access proxy materials online beginning next year, please follow the instructions located on our Investor Relations website, investors.sherwin-williams.com.

73

APPENDIX A

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.

In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.

In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.

In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.

For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the

A-1

directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.

The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2	2021 PROXY STATEMENT

APPENDIX B

Calculation of Financial Measures

We have included in this Proxy Statement measures of financial performance that are not in accordance with U.S. generally accepted accounting principles (GAAP). We believe these financial measures are the most appropriate measures to use for our incentive programs. These financial measures may not be comparable to similarly titled measures reported by other companies. We describe below how we calculate each of these financial measures.

Annual Cash Incentive Compensation Program

Net Sales

We calculate Net Sales as net consolidated external sales (as determined in accordance with GAAP). For purposes of determining achievement, the Compensation Committee added $230 million to the achievement level, which represents the estimated net impact of the COVID-19 pandemic attributed to lost net sales, as further described in the CD&A.

Adjusted Free Cash Flow

We calculate Free Cash Flow as net operating cash (as determined in accordance with GAAP), less capital expenditures and cash dividends paid. At the beginning of the performance period, we excluded the budgeted impact of the construction of our new headquarters and research and development center so that the metric would more accurately represent our underlying business operations.

TAG Sales

We calculate TAG Sales as net external sales (as determined in accordance with GAAP). For purposes of determining achievement, the Compensation Committee added $470 million to the achievement level, which represents the estimated net impact of the COVID-19 pandemic attributed to lost TAG sales, as further described in the CD&A.

TAG RONAE

We calculate TAG RONAE by dividing TAG PBT (as determined in accordance with GAAP), excluding any items relating to unusual events or which result in a distortion of comparative results, by the TAG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets, and goodwill, less accounts payable.

Long-Term Equity Incentive Compensation Program

Performance-Based Restricted Stock Units (2018 — 2020 Performance Period)

Adjusted EPS.    We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding the following: (a) the net cumulative impact of total unbudgeted Valspar acquisition-related costs resulting in a charge of $10.04 per share and (b) a net charge of $4.13 per share for other adjustments, including California litigation expense, environmental expense provision, pension settlement expense, tax credits, and trademark impairment.

Adjusted RONAE.    We calculate Adjusted RONAE by dividing net income (as determined in accordance with GAAP) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable, excluding the following impacts on net income: (a) a net cumulative impact of total unbudgeted Valspar acquisition-related costs resulting in a charge $940.5 million and (b) a net charge of $389.6 million for other adjustments, including California litigation expense, environmental expense provision, pension settlement expense, tax credits, and trademark impairment.

Performance-Based Restricted Stock Units (2020 — 2022 Performance Period)

Adjusted EPS.    We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding any items relating to unusual events or which result in a distortion of comparative results.

Adjusted RONAE.    We calculate Adjusted RONAE by dividing net income (excluding any items relating to unusual events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of

B-1

net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets, and goodwill, less accounts payable.

Adjusted EPS and Adjusted RONAE, for the purpose of determining achievement, may be calculated without regard to: (a) the acquisition or disposition of a business with pro-forma annualized sales in excess of $50 million, including but not limited to, (i) costs, fees, and/or expenses related to the negotiation, completion, and/or integration of such acquisition or disposition, (ii) any related severance and restructuring costs related to such acquisition or disposition, (iii) any costs related to acquisition-related amortization expense, or the write-down or impairment of, tangible or intangible assets associated with such acquisition or disposition, (iv) any costs, fees, and/or expenses related to an unsuccessful attempt related to such acquisition or disposition, and (v) any costs, fees, and/or expenses, including attorneys’ fees, relating to litigation involving such acquisition or disposition or such unsuccessfully attempted acquisition or disposition (including, in each case, claim judgments, civil penalties, and settlements); and (b) any unusual, infrequent or non-recurring items determined in accordance with GAAP, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Sherwin-Williams’ Annual Reports on Forms 10-K.

B-2	2021 PROXY STATEMENT

SHERWIN-WILLIAMS.

The Sherwin-Williams Company • 101 W. Prospect Avenue • Cleveland, Ohio 44115-1075 www.sherwin-williams.com

THE SHERWIN-WILLIAMS COMPANY 101 WEST PROSPECT AVENUE CLEVELAND, OHIO 44115-1075	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 20, 2021 for shares held directly or in the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 18, 2021 for shares held in the Employee Stock Purchase and Savings Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/SHW2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 20, 2021 for shares held directly or in the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 18, 2021 for shares held in the Employee Stock Purchase and Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D34200-P50086 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE SHERWIN-WILLIAMS COMPANY

The Board of Directors recommends a vote “FOR” each nominee under Proposal 1 and “FOR” Proposals 2 and 3.

1.	Election of Directors:		For	Against	Abstain

	1a.	Kerrii B. Anderson	☐	☐	☐

	1b.	Arthur F. Anton	☐	☐	☐

	1c.	Jeff M. Fettig	☐	☐	☐

	1d.	Richard J. Kramer	☐	☐	☐

	1e.	John G. Morikis	☐	☐	☐

	1f.	Christine A. Poon	☐	☐	☐

	1g.	Aaron M. Powell	☐	☐	☐

	1h.	Michael H. Thaman	☐	☐	☐

	1i.	Matthew Thornton III	☐	☐	☐

	1j.	Steven H. Wunning	☐	☐	☐

	For	Against	Abstain

2. Advisory approval of the compensation of the named executives.	☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Please sign your name exactly as it appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

2021 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 21, 2021, 9:00 A.M. (EDT)

As a result of the COVID-19 pandemic, the Annual Meeting will be held in a virtual format to protect the health and well-being of our shareholders and employees. To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/SHW2021 and enter the 16-digit control number found on this proxy card on the date and time noted.

Important notice regarding the availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 21, 2021.

The Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to Shareholders are available at: www.proxyvote.com.

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D34201-P50086

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 21, 2021

The undersigned hereby appoints John G. Morikis, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 21, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote these shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by 11:59 p.m. Eastern Daylight Time on April 18, 2021, these shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

TO VOTE ONLINE OR BY PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.